EXECUTION VERSION
STOCK PURCHASE AGREEMENT

dated as of

May 9, 2016

among

CMOC LIMITED,

CHINA MOLYBDENUM CO., LTD.,

PHELPS DODGE KATANGA CORPORATION

and

FREEPORT-MCMORAN INC.

i

		PAGE
	ARTICLE 7
	COVENANTS OF BUYER AND FREEPORT
Section 7.01.	Reasonable Best Efforts; Further Assurances	50
Section 7.02.	Certain Filings	51
Section 7.03.	Required PRC Approvals; Required Shareholder Approval	52
Section 7.04.	Notices of Certain Events	54
Section 7.05.	Letter of Credit	55
Section 7.06.	Public Announcements	55
Section 7.07.	Bank Accounts	55

	ARTICLE 8
	TAX MATTERS
Section 8.01.	Tax Covenants	56
Section 8.02.	Transfer Taxes	56
Section 8.03.	Cooperation on Tax Matters	56
Section 8.04.	Straddle Period	57
Section 8.05.	Tax Returns	58

	ARTICLE 9
	EMPLOYEE BENEFITS
Section 9.01.	Continuing Employees	58
Section 9.02.	Buyer Plans	61
Section 9.03.	No Third-Party Beneficiaries	61
Section 9.04.	Freeport Plans	62

	ARTICLE 10
	CONDITIONS TO CLOSING
Section 10.01.	Conditions to Obligations of Buyer and Freeport	62
Section 10.02.	Conditions to Obligation of Buyer	62
Section 10.03.	Conditions to Obligation of Freeport	63

	ARTICLE 11
	SURVIVAL; INDEMNIFICATION
Section 11.01.	Survival	63
Section 11.02.	Indemnification	64
Section 11.03.	Third Party Claim Procedures	66
Section 11.04.	Direct Claim Procedures	68
Section 11.05.	Calculation of Damages	68
Section 11.06.	Environmental Procedures	69

Exhibit A    –    Form of Subcontractor Agreement
Exhibit B    –    Form of Letter of Credit

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of May 9, 2016 among CMOC Limited, a Hong Kong corporation (“Buyer”), CHINA MOLYBDENUM CO., LTD., a Chinese corporation (“Buyer Guarantor”), PHELPS DODGE KATANGA CORPORATION, a Delaware corporation (“Freeport”), and FREEPORT-MCMORAN INC., a Delaware corporation (“Seller Guarantor”).
W I T N E S S E T H:
WHEREAS, Freeport is an indirect wholly owned Subsidiary of Seller Guarantor;
WHEREAS, Freeport is the record and beneficial owner of all of the issued and outstanding ordinary shares (the “Subject Shares”) of Freeport-McMoRan DRC Holdings Ltd., a Bermuda exempted company (the “Company”);
WHEREAS, the Company is the owner of 70% of the outstanding capital stock of TF Holdings Limited, a Bermuda exempted company (“TFHL”);
WHEREAS, TFHL is the direct or indirect owner of 80% of the outstanding capital stock of Tenke Fungurume Mining S.A., a public limited liability company under the laws of the Democratic Republic of the Congo (“TFM”);
WHEREAS, Seller Guarantor wishes to guarantee the obligations of Freeport under this Agreement;
WHEREAS, Buyer Guarantor wishes to guarantee the obligations of Buyer under this Agreement;
WHEREAS, Freeport desires to sell the Subject Shares to Buyer, and Buyer desires to purchase the Subject Shares from Freeport, upon the terms and subject to the conditions set forth in this Agreement (the “Transaction”);
WHEREAS, as an inducement to Freeport’s willingness to enter into this Agreement, concurrently with the execution hereof Buyer Guarantor’s two principal shareholders have delivered an undertaking to, among other things, vote the shares of Buyer Guarantor beneficially owned by them in favor of and to pass the Shareholders’ Resolution (the “Voting Commitment”); and

WHEREAS, as an inducement to Freeport’s willingness to enter into this Agreement, Buyer shall, on the date hereof, deliver to Freeport the Letter of Credit (as defined below).
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    . Definitions. As used in this Agreement, the following terms have the following meanings:
“Accountant” has the meaning set forth in Section 2.03(c).
“Additional Amount” has the meaning set forth in Section 2.06.
“Advisors Agreement” means the Advisor Contract, dated November 30, 1996, between TFM and TFHL.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Airplane” means that certain EMB-135LR with a serial number of 145174, which is owned by an Affiliate of Freeport and primarily used in connection with the operation of the Business.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other similar laws, rules and regulations in the United States and (b) any applicable non-U.S. anti-corruption and anti-bribery laws, rules and regulations.
“Anti-Money Laundering Laws” means (a) all U.S. anti-money laundering laws, rules and regulations and (b) any applicable non-U.S. anti-money laundering laws, rules and regulations.

“Antitrust Law” means any Applicable Law that prohibits, restricts or regulates actions that have the purpose or effect of creating a monopoly, lessening competition or restraining trade.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or their business or operations, as amended unless expressly specified otherwise.
“Applicable Transferor” has the meaning set forth in Section 6.05(a).
“Appraiser” has the meaning set forth in Section 6.06(c).
“Balance Sheet Date” means December 31, 2015.
“Base Price” means, as of any date, (a) the Purchase Price that has been paid by Buyer to Freeport or its Affiliates as of such date divided by (b) seventy.
“Business” means the business of the Company and its Subsidiaries, including mining, milling and leaching of mineral bearing material, the production of cobalt hydroxide, copper precipitates and electrowon copper cathode and the exploration, development and capital programs and other activities primarily incidental thereto, conducted by or for the Company or any of its Subsidiaries, including under the Advisors Agreement.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Beijing, China are authorized or required by Applicable Law to close.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Buyer Fundamental Representations” has the meaning set forth in Section 11.01.
“Buyer Guarantor” has the meaning set forth in the preamble to this Agreement.
“Buyer Indemnified Parties” has the meaning set forth in Section 11.02(a).
“Buyer Termination Fee” has the meaning set forth in Section 12.02(b).
“Buyer Warranty Breach” has the meaning set forth in Section 11.02(b).

“Circular Requirements” means:
(i)    a statement of management’s discussion and analysis of TFHL and its Subsidiaries;
(ii)    either (A) audited financial statements of TFHL and its Subsidiaries on a consolidated and consolidating basis for the three financial years ending on December 31 of each of 2013, 2014 and 2015 and, if the date of the applicable Transaction Communication is more than six months from the date of such 2015 audited financial statements, audited or unaudited (as may be required) financial statements of TFHL and its Subsidiaries on a consolidated and consolidating basis for the most recent stub period ended no more than six months prior to the date of the applicable Transaction Communication, in each case, as may be required, prepared in accordance with IFRS or (B) a reconciliation to IFRS of the TFHL Financial Statements prepared by TFHL and, if the date of the applicable Transaction Communication is more than six months from the date of such 2015 audited financial statements, audited or unaudited (as may be required) financial statements of TFHL and its Subsidiaries on a consolidated and consolidating basis for the most recent stub period ended no more than six months prior to the date of the applicable Transaction Communication; and
(iii)    a statement of indebtedness of TFHL and its Subsidiaries on a consolidated and consolidating basis as at a month-end no more than eight weeks prior to the date of the applicable Transaction Communication and, if requested, reviewed by auditors of the TFHL Financial Statements. Such statement of indebtedness shall include:
(a)    the total amount of any debt securities of TFHL and its Subsidiaries issued and outstanding, and authorized or otherwise created but unissued, or a statement that no such indebtedness exists;
(b)     the total amount of any term loans of TFHL and its Subsidiaries, distinguishing between guaranteed, unguaranteed, secured, and unsecured, or a statement that no such indebtedness exists;
(c)    the total amount of all other borrowings or indebtedness of TFHL and its Subsidiaries including bank overdrafts and liabilities under acceptances (other than normal trade bills) or acceptance credits or hire purchase commitments, distinguishing between guaranteed, unguaranteed, secured and unsecured borrowings and debt, or a statement that no such indebtedness exists;
(d)    all mortgages and charges of TFHL and its Subsidiaries, or a statement that no such indebtedness exists; and

(e)    the total amount of any contingent liabilities or guarantees of TFHL and its Subsidiaries, or a statement that no such indebtedness exists.
“Claim Notice” has the meaning set forth in Section 11.03(a).
“Closing” has the meaning set forth in Section 2.02(a).
“Closing Cash” means the aggregate amount of all cash and cash equivalents of TFHL and its Subsidiaries in the aggregate, determined in accordance with GAAP applied on a basis consistent with that used in the preparation of the TFHL Financial Statements, as of immediately prior to the Closing.
“Closing Cash Target” means $50,000,000.00.
“Closing Date” means the date of the Closing.
“Closing Payment” means (a) the Closing Purchase Price plus (b) the product of (i) 70% and (ii) regardless of whether positive or negative, Estimated Closing Cash minus the Closing Cash Target.
“Closing Purchase Price” means $2,650,000,000.00.
“Closing Report” has the meaning set forth in Section 2.03(a).
“Cobalt Contingent Purchase Price” has the meaning set forth in Section 2.05(b).
“Code” means the United States Internal Revenue Code of 1986.
“Company” has the meaning set forth in the recitals to this Agreement.
“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by Freeport to Buyer in connection with the execution and delivery of this Agreement.
“Company Employee” means a current or former employee or individual independent contractor of the Company or one of its Subsidiaries.
“Company Insurance Policies” has the meaning set forth in Section 3.18.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or one of its Subsidiaries.
“Company Plan” means any written employment, compensation, retirement, labor, health, welfare or other employee benefit plan or agreement,

including for the avoidance of doubt, any collective bargaining agreement, in each case that is entered into, sponsored or maintained by the Company or one of its Subsidiaries with or for the benefit of any Company Employee.
“Company Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Company Securities” has the meaning set forth in Section 3.05(b).
“Confidentiality Agreement” means the confidentiality agreement and standstill, dated January 17, 2016, between Freeport-McMoRan Inc. and CMOC Mining Pty Ltd.
“Consultancy Agreement” means the Consultancy Agreement, dated March 26, 2013, between TFM and La Generale des Carrieres et des Mines S.A.R.L.
“Contingent Purchase Price” has the meaning set forth in Section 2.05(b).
“Continuing Employee” has the meaning set forth in Section 9.01(b).
“Contract” means any written or oral contract, purchase order, letter of credit, guarantee, deed of trust, mortgage, loan or credit agreement, indenture, debenture, note, bond, lease, sublease, license or other agreement.
“Copper Contingent Purchase Price” has the meaning set forth in Section 2.05(a).
“Current Representation” has the meaning set forth in Section 6.03(a).
“Damages” has the meaning set forth in Section 11.02(a).
“Designated Person” has the meaning set forth in Section 6.03(a).
“Discretionary Hire Employee” has the meaning set forth in Section 9.01(c).
“DRC” means the Democratic Republic of the Congo.
“Economic Sanctions” means any sanctions administered or enforced by (a) the U.S. government (including the U.S. Department of Treasury Office of Foreign Asset Control (OFAC) or the U.S. Department of State), or (b) any applicable non-U.S. sanctions administered by other relevant sanctions authorities.

“Election Eligible Securities” has the meaning set forth in Section 6.05(b).
“Election Notice” has the meaning set forth in Section 6.05(a).
“Election Offer” has the meaning set forth in Section 6.05(b).
“Election Offer Period” has the meaning set forth in Section 6.05(b).
“Election Price” has the meaning set forth in Section 6.05(a).
“Election Purchased Securities” has the meaning set forth in Section 6.05(c).
“End Date” has the meaning set forth in Section 12.01(b).
“Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
“Environmental Laws” means any Applicable Law concerning (a) the protection of the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or contamination in structures) or human health and safety as it relates to exposure to, protection from or notification or measurement of any Hazardous Substance, (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material or (c) noise, odor and mine closure and decommissioning.
“Environmental Matters” has the meaning set forth in Section 3.21.
“Estimated Closing Cash” has the meaning set forth in Section 2.02(b).
“Estimated Closing Report” has the meaning set forth in Section 2.02(b).
“Final Closing Cash” has the meaning set forth in Section 2.04(a).
“Financial Statements” has the meaning set forth in Section 3.08.
“Freeport” has the meaning set forth in the preamble to this Agreement.
“Freeport Fundamental Representations” has the meaning set forth in Section 11.01.

“Freeport Plan” means any written employment, compensation, retirement, labor, health, welfare or other employee benefit plan or agreement, including for the avoidance of doubt, any collective bargaining agreement, in each case that is entered into, sponsored or maintained by Freeport or one of its Affiliates (other than the Company and its Subsidiaries) with or for the benefit of any employee or individual independent contractor of the Company or one of its Subsidiaries.
“Freeport Warranty Breach” has the meaning set forth in Section 11.02(a).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any governmental arbitrator or mediator or any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or other governmental or quasi-governmental entity with competent jurisdiction.
“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise regulated as harmful to the environment or human health (as a result of exposure thereto) under Applicable Law or is otherwise regulated as such by a relevant Governmental Authority, including any waste material, acid mine drainage, tailings, waste rock, petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls and lead-containing products.
“IFRS” means international accounting standards, international financial reporting standards and related interpretations issued or adopted by the International Accounting Standards Board and as adopted by the European Commission in accordance with Regulation 1606/2002.
“Indemnified Party” has the meaning set forth in Section 11.03(a).
“Indemnifying Party” has the meaning set forth in Section 11.03(a).
“Intellectual Property Right” means any (a) trademark, service mark, trade name, logo, Internet domain name, and any registrations and applications for registration of the foregoing, (b) invention, patent and patent application (including all reissues, divisionals, continuations and extensions), (c) copyright, including copyrights in computer software, and registrations and applications for registration thereof, (d) trade secrets, know-how, and other confidential and proprietary information, (e) mask work rights or (f) any other proprietary right or intellectual property right.
“Interim TFHL Financial Statements” has the meaning set forth in Section 5.07.
“International Continuing Employee” has the meaning set forth in Section 9.01(a)(ii).
“knowledge” means (a) with respect to Freeport, the actual knowledge of Kent Alme, Douglas Currault, Horst Garz, William Harris, Dan Kravets, Steve Tanner and David Travis and (b) with respect to Buyer, the knowledge of Steele Li, Kalidas Madhavpeddi and Ching-Yung Chen, in each case, after due inquiry.
“Leased Real Property” means, collectively, any real property subject to any lease, sublease or similar Contract pertaining to the occupancy of real property by the Company or any of its Subsidiaries.
“Letter of Credit” means a standby letter of credit from Bank of China, New York Branch, in favor of Freeport in the amount of $132,500,000.00 in the form attached hereto as Exhibit B.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, claim, security interest, right of first refusal, encumbrance or other similar adverse claim with respect to such property or asset.
“Local Continuing Employees” has the meaning set forth in Section 9.01(a)(i).
“Material Adverse Effect” means a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (a) changes in GAAP, OHADA or changes in the regulatory accounting requirements applicable to the Company or any of its Subsidiaries, (b) changes in general economic or political conditions (whether international, national or local), (c) changes (including changes of Applicable Law) generally affecting the industry or industries in which the Company and its Subsidiaries operate, (d) acts of war, sabotage or terrorism or natural disasters, (e) changes in any of the principal markets served by the Company or any of its Subsidiaries generally or shortages or price changes with respect to raw materials, metals or products (including copper or cobalt) used, produced or sold in connection with the business of the Company or any of its Subsidiaries, (f) the announcement or consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, (g) any action taken (or omitted to be taken) at the express written request or with the express written consent of Buyer, (h) any action taken by Freeport, the Company or any of its Subsidiaries that is required pursuant to this Agreement or (i) any failure by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts or revenue, synergy or earnings projections for any period; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure that is not otherwise excluded from the definition of Material Adverse Effect has resulted in, or contributed to, a Material Adverse Effect; provided, further, that, with respect to clauses (a), (b), (c), (d) and (e) of this definition, any change, event, circumstance or development shall be taken into account in determining whether a Material Adverse Effect has occurred solely to the extent it disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other companies, businesses or ventures of similar size operating in the industries in which the Company and its Subsidiaries operate.
“Material Contract” has the meaning set forth in Section 3.12(b).
“Notice Period” has the meaning set forth in Section 11.03(b).
“Offer” has the meaning set forth in Section 6.04(b).
“Offer Notice” has the meaning set forth in Section 6.04(a).
“Offer Period” has the meaning set forth in Section 6.04(b).
“Offer Price” has the meaning set forth in Section 6.04(a).
“Offered Securities” has the meaning set forth in Section 6.04(a).
“OHADA” means accounting principles as defined by the OHADA accounting law.
“Order” means any order, injunction, judgment, opinion, decree, ruling, writ, assessment, decision, stipulations or awards rendered by a Governmental Authority or private arbitrator of competent jurisdiction.
“Owned Real Property” means any real property and interests in real property owned by Company or any of its Subsidiaries (together with all buildings, structures, fixtures and other improvements thereon and rights and appurtenances pertaining thereto).
“Participating Interest” has the meaning given such term in the TFHL JVSA as in effect on the date hereof.

“Permits” means all filings, registrations, orders, authorizations, licenses, permits, certificates, grants, franchises, consents, approvals, registrations and other similar authorizations, approvals or rights issued by, approved by, obtained from or filed with a Governmental Authority or any national securities exchange.
“Permitted Lien” means (a) non-consensual Liens created in the ordinary course of business, consistent with past practice, which do not secure indebtedness for borrowed money and that are not, individually or in the aggregate, material in amount or effect on the Company and its Subsidiaries, taken as a whole, (b) Liens set forth in Section 1.01 of the Company Disclosure Schedule, (c) Liens specifically reflected or specifically reserved on the Financial Statements, (d) Liens for taxes, assessments and similar charges that are not yet delinquent or are being contested in good faith, (e) mechanic’s, workmen’s, warehousemen’s, landlords’, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred and maintained in the ordinary course of business, consistent with past practice, (f) Liens incurred and maintained in the ordinary course of business, consistent with past practice, since the Balance Sheet Date, (g) other Liens on property which would not impair in any material respect the use or value of such property, (h) land use restrictions by Governmental Authorities or (i) easements, rights-of-way, restrictions, easements for installations of public utilities and other similar encumbrances that would be shown by a current title report or other similar report affecting any Company Real Property and which, individually or in the aggregate, do not materially adversely affect the value of such Company Real Property or materially impair its current use.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Post-Closing Representation” has the meaning set forth in Section 6.03(a).
“Potential Contributor” has the meaning set forth in Section 11.07.
“Pre-Closing Tax Period” means all taxable periods or portions thereof ending on or before the Closing Date.
“Proceeding” means any investigation, action, claim, suit, litigation, arbitration or proceeding (public or private) by or before a Governmental Authority (other than a Taxing Authority) or private arbitrator or mediator.
“Process Agent” has the meaning set forth in Section 13.07.
“Purchase Price” has the meaning set forth in Section 2.01.

“Qualifying Transfer” has the meaning set forth in Section 6.04(a).
“Relevant Period” has the meaning set forth in Section 9.01(d).
“Required BMA Approval” means the exchange control approval issued by the Bermuda Monetary Authority in relation to the Transaction.
“Required PRC Approvals” means each of:
(a)    the receipt of an approval from the National Development and Reform Commission of the People’s Republic of China with respect to the consummation of the Transaction by Buyer and Buyer Guarantor (the “NDRC Approval”);
(b)    the receipt of a new or updated Outbound Investment Certificate from the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) with respect to the consummation of the Transaction by Buyer and Buyer Guarantor;
(c)    the receipt of the relevant foreign exchange registration from the State Administration of Foreign Exchange of the People’s Republic of China, its competent local counterpart, or the relevant handling bank in connection with the Transaction, including those registrations necessary for conversion of RMB funds into U.S. dollar funds and transfer of U.S. dollar funds to Freeport pursuant to or in connection with this Agreement, to the extent applicable; and
(d)    the receipt of merger control approval from MOFCOM Anti-Monopoly Bureau (the “MOFCOM Anti-Monopoly Approval”). For the avoidance of doubt, this shall mean that MOFCOM shall have made a decision or be deemed to have made a decision, allowing the implementation of the Transaction, pursuant to the anti-monopoly laws of the People’s Republic of China effective as of 1 August 2008, as amended from time to time, and the regulations promulgated thereunder.
“Required Shareholder Approval” has the meaning set forth in Section 4.02(a).
“Sanctioned Country” means a country or territory that is, or whose government is, the subject of comprehensive Economic Sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctions Lists” means OFAC’s list of Specially Designated Nationals and Blocked Persons or other U.S. sanctions lists, such as OFAC’s Foreign Sanctions Evaders List and Sectoral Sanctions Identifications List or any other applicable sanctions lists.

“Sanctions Target” means a Person that is, or is owned or controlled by a Person that is (a) the subject of any Economic Sanctions, including any Persons named on, or directly or indirectly controlled or owned by a Person named on, the Sanctions Lists or (b) located, organized or resident in a Sanctioned Country.
“Seller Group” means, with respect to U.S. federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Freeport is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of Freeport or any of its Affiliates (other than the Company and its Subsidiaries) is a member for such state, local or foreign income or franchise Tax purposes.
“Seller Guarantor” has the meaning set forth in the preamble to this Agreement.
“Seller Termination Fee” has the meaning set forth in Section 12.02(c).
“Shareholders’ Resolution” has the meaning set forth in Section 7.03(f).
“Specified Matters” has the meaning set forth in Part II of Section 11.02(a) of the Company Disclosure Schedule.
“Straddle Period” has the meaning set forth in Section 8.04.
“Subcontractor” means Freeport or its Affiliate that enters into the Subcontractor Agreement.
“Subcontractor Agreement” means the Subcontractor Agreement to be entered into at the Closing by and between the Company or one of its Affiliates, on the one hand, and Freeport or one of its Affiliates, on the other hand, substantially in the form attached hereto as Exhibit A.
“Subject Shares” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person. For the avoidance of doubt, TFHL and TFM are Subsidiaries of the Company.
“Subsidiary Securities” has the meaning set forth in Section 3.07(b).
“Tax” means (i) any tax, levy, impost, duty or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), including income, franchise, profits, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital gains, capital stock, social security (or similar), unemployment, compensation, disability, real or personal property, sales, use, goods and services, transfer, registration, ad valorem, value-added, alternative, estimated, utility, production, transfer and gains taxes and (ii) any liability for any of the foregoing as transferee.
“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other Applicable Law.
“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes (including any schedule or attachment thereto or amendment thereof), including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“TFHL” has the meaning set forth in the recitals to this Agreement.
“TFHL Financial Statements” has the meaning set forth in Section 3.08.
“TFHL JVSA” means the Amended and Restated Joint Venture and Shareholders Agreement dated as of April 26, 2013 among THL, TFHL and Freeport.
“TFM” has the meaning set forth in the recitals to this Agreement.
“TFM Financial Statements” has the meaning set forth in Section 3.08.
“TFM Shareholders Agreement” means the Amended and Restated Shareholders Agreement by and between La Generale des Carrieres et des Mines, TFHL, Tembo, Ltd., Faru Ltd., Mboko Ltd., Chui Ltd. and Mofia Ltd. dated September 28, 2005, as amended by Addendum No. 1 dated 11 December 2010.
“Third Appraiser” has the meaning set forth in Section 6.06(c).
“Third Party Claim” has the meaning set forth in Section 11.03(a).

“THL” means Tenke Holdings Ltd, a Bermuda exempted company.
“Transaction” has the meaning set forth in the recitals to this Agreement.
“Transaction Agreements” means this Agreement and the Subcontractor Agreement.
“Transaction Communication” has the meaning set forth in Section 7.03(h).
“Transaction Price” has the meaning set forth in Section 6.06(c).
“Transfer” means, with respect to the Subject Shares, Participating Interests or any other securities, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, hypothecate or encumber or otherwise transfer or monetize such Subject Shares, Participating Interests or such other securities (or any participation or interest therein) or enter into any swap or derivative transaction (including a metal streaming transaction) that has an equivalent economic effect, as applicable, whether directly or indirectly, or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, hypothecation or encumbrance or other transfer or monetization of such Subject Shares, Participating Interests or such other securities (or any participation or interest therein) or the entry into of any swap or derivative transaction (including a metal streaming transaction) that has an equivalent economic effect, as applicable, or any agreement or commitment to do any of the foregoing; provided that Transfers shall not be deemed to include (i) direct or indirect pledges, hypothecations or encumbrances with respect to such Subject Shares, Participating Interests or other securities (or the value that could be derived therefrom) made pursuant to any loan from a bona fide financial institution, or the direct or indirect transfer of such Subject Shares, Participating Interests or other securities (or the value that could be derived therefrom) on the foreclosure thereof by such financial institution acting in good faith with respect to such loan or (ii) solely with respect to Section 6.06(a), issuances of equity securities by an ultimate parent entity listed on a public securities exchange.
For the avoidance of doubt the term “Transfer” includes a direct or indirect sale, assignment, disposition, exchange or other transfer however structured (whether pursuant to merger, consolidation, business combination, joint venture, issuance of securities or other transaction or by operation of law) that transfers the value that could be derived from holding the Subject Shares, Participating Interests or other securities, except as otherwise provided in the proviso to the immediately preceding sentence.
“Transfer Date” has the meaning set forth in Section 9.01(b).

“Transfer Tax” means all recoverable and non-recoverable transfer, documentary, sales, use, stamp, registration, real property, transfer, value-added, goods and services and other such similar Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.
“Transferred CFCs” has the meaning set forth in Section 8.01.
“Transition Completion Bonus” has the meaning set forth in Section 9.01(e).
“Transition Service Employee” has the meaning set forth in Section 9.01(a)(iii).
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“Triggering Purchase” has the meaning set forth in Section 6.06(b).
“Triggering Sale” has the meaning set forth in Section 6.06(a).
“U.S. Employees” has the meaning set forth in Section 9.01(a)(iv).
“Voting Commitment” has the meaning set forth in the recitals to this Agreement.
Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed in any section of the Company Disclosure Schedule, all such modifications or supplements must also be listed in such section. References to any Person include the predecessors, successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.
ARTICLE 2
PURCHASE AND SALE
Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Freeport agrees to sell to Buyer, and Buyer agrees to purchase from Freeport, the Subject Shares at the Closing, for an aggregate purchase price equal to (a) the Closing Purchase Price plus (b) the Contingent Purchase Price, if any, plus (c) the product of (i) 70% and (ii) regardless of whether positive or negative, Final Closing Cash minus the Closing Cash Target (collectively, the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.02, Section 2.04 and Section 2.05 (as applicable).
Section 2.02. Closing. (a) The closing (the “Closing”) of the purchase and sale of the Subject Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, as soon as possible, but in no event later than five Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be, satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Freeport may agree.
(b)    No later than five Business Days prior to the anticipated Closing Date, Freeport shall deliver to Buyer a report (the “Estimated Closing Report”) setting forth in reasonable detail Buyer’s good faith estimate of Closing Cash (the “Estimated Closing Cash”). The Estimated Closing Report (and the calculations therein) shall be made based on the definitions set forth in this Agreement and in accordance with GAAP applied on a basis consistent with that used in the preparation of the TFHL Financial Statements. If Buyer has any objections to the Estimated Closing Report, it shall deliver to Freeport written notice describing in reasonable detail its objections no later than three Business Day prior to the anticipated Closing Date. Buyer and Freeport shall use their respective good faith efforts to resolve any dispute regarding the Estimated Closing Report prior to the anticipated Closing Date; provided that, if Buyer and Freeport are unable to resolve any such dispute prior to the anticipated Closing Date, the Estimated Closing Report originally delivered to Buyer by Freeport shall be considered conclusive for purposes of the calculation of the payments to be made by Buyer pursuant to Section 2.02(c).
(c)    At the Closing:
(i)    Buyer shall deliver the Closing Payment in immediately available funds by wire transfer to one or more bank accounts designated by Freeport by notice to Buyer not later than five Business Days prior to the Closing Date;
(ii)    Freeport shall deliver, or cause to be delivered, to Buyer a legally effective instrument of transfer with respect to all of the Subject Shares;
(iii)     Freeport shall resign as the Operator under the TFHL JVSA and the Operator Agreement dated as of January 16, 2009, between Freeport Minerals Corporation (formerly known as Freeport-McMoRan Corporation), the Company, Phelps Dodge Katanga Corporation and Tenke Holdings Ltd. as amended;
(iv)     Freeport shall deliver, or cause to be delivered, to Buyer Freeport’s or the Subcontractor’s executed counterpart signature page to the Subcontractor Agreement, to be held in escrow by the Buyer pending the consummation of the Closing and the subsequent appointment of the Company or an Affiliate of the Company as the Operator;
(v)    Buyer shall deliver, or cause to be delivered, to Freeport, the Company’s or its Affiliate’s executed counterpart signature page to the Subcontractor Agreement, to be held in escrow by Freeport pending the consummation of the Closing and the subsequent appointment of the Company or an Affiliate of the Company as the Operator;
(vi)     Freeport shall deliver to Buyer a duly executed certificate signed by an authorized officer of Freeport pursuant to Section 10.02(c);
(vii) Buyer shall deliver to Freeport a duly executed certificate signed by an authorized officer of Buyer pursuant to Section 10.03(c);
(viii) Freeport shall deliver the resignations contemplated by Section 5.03;
(ix)     Freeport shall deliver to Buyer the Letter of Credit; and

(x)    Freeport shall deliver, or cause to be delivered, to the Process Agent a legally effective instrument of transfer of the Airplane, free and clear of all Liens.
Section 2.03. Closing Report and Related Calculations. (a)As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause to be prepared and delivered to Freeport a report setting forth in reasonable detail Buyer’s calculation of Closing Cash (the “Closing Report”). The Closing Report (and the calculations therein) shall be made based on the definitions set forth in this Agreement and in accordance with GAAP applied on a basis consistent with that used in the preparation of the TFHL Financial Statements.
(b)    If Freeport disagrees with any of Buyer’s calculations in the Closing Report, Freeport may, within 30 days after delivery of the Closing Report, deliver a notice to Buyer disagreeing with such calculation(s). Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which Freeport disagrees, and Freeport shall be deemed to have agreed with all other items and amounts contained in the Closing Report.
(c)    If a notice of disagreement shall be duly delivered pursuant to Section 2.03(b), Buyer and Freeport shall, during the 30 days following such delivery, use their good faith efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Cash (which amount shall not be less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.03(a) or more than the amount thereof shown in Freeport’s calculation delivered pursuant to Section 2.03(b)). If Buyer and Freeport are unable to reach such agreement during such period, either party may promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Buyer and Freeport (the “Accountant”) promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash and resolving the items or amounts in the Closing Report that are in dispute. If Freeport and Buyer are unable to reach an agreement on the identity of the Accountant within ten days of a request by either Freeport or Buyer to refer any dispute under this Section 2.03 to the Accountant, Alvarez & Marsal shall be the Accountant. In making its calculations, the Accountant shall consider only those items or amounts in the Closing Report as to which Freeport has disagreed. The Accountant shall deliver to Buyer and Freeport, as promptly as practicable, a report setting forth such calculations; provided that (x) in no event shall its calculation of Closing Cash be less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.03(a) or more than the amount thereof shown in Freeport’s calculation delivered pursuant to Section 2.03(b) and (y) such calculation shall in all events be made based on the definitions set forth in this Agreement and in accordance with GAAP applied on a basis consistent with the principles and practices used in the preparation of the TFHL Financial Statements. Such report shall be final and binding upon Buyer and Freeport. The cost of such review and report shall be borne equally by Buyer and Freeport.
(d)    Buyer and Freeport agree that they will, and agree to cause their respective independent accountants and the Company to, reasonably cooperate and assist in the preparation of the Closing Report and the calculation of Closing Cash, in the resolution of any amounts or items of dispute and the conduct of the audits and reviews referred to in this Section 2.03, including the making available to the extent reasonably necessary of books, records, work papers and personnel.
Section 2.04. Cash Adjustment. (a) If Final Closing Cash exceeds Estimated Closing Cash, Buyer shall pay to Freeport, as an adjustment to the Purchase Price, an amount equal to 70% of such excess. If Estimated Closing Cash exceeds Final Closing Cash, Freeport shall pay to Buyer, an amount equal to 70% of such excess. “Final Closing Cash” means the amount of Closing Cash (i) as shown in Buyer’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer and Freeport pursuant to Section 2.03(c) or (B) in the absence of such agreement, as shown in the Accountant’s calculation delivered pursuant to Section 2.03(c); provided that in no event shall Final Closing Cash be less than Buyer’s calculation of Closing Cash delivered pursuant to Section 2.03(a) or more than Freeport’s calculation of Closing Cash delivered pursuant to Section 2.03(b).
(b)    Any payment pursuant to Section 2.04(a) shall be made within 10 days after Final Closing Cash has been determined by wire transfer by Buyer or Freeport, as the case may be, of immediately available funds to an account designated by the applicable recipient.
Section 2.05. Contingent Purchase Price. (a) If the average copper price is greater than $3.50 per pound copper (using LME Grade A Cash Settlement monthly average closing price for copper as published by Platt’s Metals Week) for the 24-month period beginning on January 1, 2018 and ending at the close of business on December 31, 2019, then Buyer shall pay Freeport $60,000,000 in cash (the “Copper Contingent Purchase Price”).
(b)    If the average cobalt price is greater than $20.00 per pound cobalt (using Monthly Average LME Cobalt Official Cash Settlement Price, as published by Platt’s Metals Week) for the 24-month period beginning on January 1, 2018 and ending at the close of business on December 31, 2019, then Buyer shall pay Freeport $60,000,000 in cash (the “Cobalt Contingent Purchase Price” and, together with the Copper Contingent Purchase Price, the “Contingent Purchase Price”).

(c)    Any payment pursuant to this Section 2.05 shall be made on or before January 10, 2020 by wire transfer by Buyer to Freeport of immediately available funds to an account designated by Freeport.
Section 2.06. Withholding Taxes. Buyer, or any Person acting on behalf of Buyer, shall be entitled to deduct and withhold from any amounts payable or distributable pursuant to this Agreement to Freeport or any other Person hereunder, such amounts as may be required to be deducted or withheld therefrom under any Applicable Law. To the extent that such amounts are so deducted or withheld from the Purchase Price, Buyer shall pay (or shall cause to be paid) an additional amount such that the payee receives, after such withholding or deduction, an amount equal to what such payee would have received had no withholding or deduction been made (“Additional Amount”); provided, that Buyer shall not be required to pay an Additional Amount in respect of any amounts required to be withheld under the laws of the United States or any political subdivision thereof. Buyer and Freeport shall cooperate with respect to the filing of any applicable Tax Returns relating to any such withholding in accordance with Section 8.03 hereof.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF FREEPORT AND SELLER GUARANTOR

Subject to Section 13.12, except as set forth in the Company Disclosure Schedule (including of Part I of Section 11.02(a) of the Company Disclosure Schedule), Freeport and, with respect to Sections 3.01, 3.02, 3.03 and 3.04, Seller Guarantor (only with respect to itself), represents and warrants to Buyer that, as of the date hereof and as of immediately prior to the Closing on the Closing Date:
Section 3.01. Corporate Existence and Power. Each of Freeport, the Company and Seller Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other organizational powers and all Permits required to carry on its business as currently conducted, except for those Permits the absence of which would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under any Transaction Agreement to which it is a party or to carry on the Business as currently conducted. The Company is duly qualified to do business and, to the extent such concept exists under Applicable Law, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations under any Transaction Agreement to which it is a party or reasonably be expected to have a Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by each of Freeport, the Company, Seller Guarantor and the Subcontractor of each of the Transaction Agreements to which it is or will be a party and the consummation by Freeport, the Company, Seller Guarantor and the Subcontractor of the transactions contemplated thereby are within the corporate or other organizational powers of Freeport, the Company, Seller Guarantor and the Subcontractor and have been duly authorized by all necessary corporate action on the part of Freeport, the Company, Seller Guarantor and the Subcontractor. Each Transaction Agreement to which Freeport, the Company, Seller Guarantor or the Subcontractor is or will be a party constitutes, or will constitute when executed, a valid and binding agreement of Freeport, the Company, Seller Guarantor and the Subcontractor, as applicable, enforceable against Freeport, the Company, Seller Guarantor or the Subcontractor, as applicable, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 3.03. Governmental Authorization. The execution, delivery and performance by each of Freeport, the Company, Seller Guarantor and the Subcontractor of each of the Transaction Agreements to which it is or will be a party and the consummation by Freeport, the Company, Seller Guarantor and the Subcontractor of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of Antitrust Laws with respect to the People’s Republic of China, South Africa, Turkey and Zambia, (b) the Required BMA Approval and (c) any such action or filing as to which the failure to make or obtain would not reasonably be expected to materially impair Freeport’s, the Company’s, Seller Guarantor’s or the Subcontractor’s ability to perform its obligations under any Transaction Agreement to which it is or will be a party or to carry on the Business as currently conducted.
Section 3.04. Noncontravention. The execution, delivery and performance by each of Freeport, the Company, Seller Guarantor and the Subcontractor of the Transaction Agreements to which it is or will be a party and the consummation by Freeport, the Company, Seller Guarantor and the Subcontractor of the transactions contemplated thereby do not and will not (a) violate the organizational documents of Freeport, Seller Guarantor, the Subcontractor, the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law or authorization, approval, consent or waiver from a Governmental Authority, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of any of Freeport, Seller Guarantor, the Subcontractor, the Company or any of its Subsidiaries or to a loss of any benefit to which any of Freeport, Seller Guarantor, the Subcontractor, the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon any of

Freeport, Seller Guarantor, the Subcontractor, the Company or its applicable Subsidiary (whether after the giving of notice or the lapse of time or both) or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to materially impair Freeport’s, Seller Guarantor’s, the Subcontractor’s, the Company’s or such Subsidiary’s ability to perform its obligations under any Transaction Agreement to which it is or will be a party or to carry on the Business as currently conducted.
Section 3.05. Capitalization. (a) The authorized capital stock of the Company consists solely of 10,000 Subject Shares. There are outstanding 10,000 Subject Shares.
(b)    All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or other equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other equity securities of the Company or any Subsidiary of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, other equity securities or securities convertible into or exchangeable for capital stock or other equity securities of the Company or any Subsidiary of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.
Section 3.06. Ownership of Shares. (a) Freeport is the beneficial owner and sole record owner of all of the outstanding Subject Shares, free and clear of any Lien, and (b) Freeport will transfer and deliver to Buyer at the Closing valid title to the Subject Shares, free and clear of any Lien.
Section 3.07. Subsidiaries. (a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or other organizational powers and all Permits required to carry on its business as currently conducted, except for those Permits the absence of which would not reasonably be expected to materially impair its ability to carry on the Business as currently conducted. Each Subsidiary of the Company is duly qualified to do business and, to the extent such concept exists under Applicable Law, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    Section 3.07(b) of the Company Disclosure Schedule sets forth a list of the Subsidiaries of the Company and all of the issued and outstanding equity interests of such Subsidiary of the Company held by the Company, a Subsidiary of the Company or any other Person. The Company or a Subsidiary of the Company is the beneficial owner and sole record owner of the equity interests shown as held by them in Section 3.07(b) of the Company Disclosure Schedule, free and clear of any Lien (other than Permitted Liens). Other than as set forth in Section 3.07(b) of the Company Disclosure Schedule, there are no outstanding (i)shares of capital stock or other equity securities of any Subsidiary of the Company, (ii) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or any Subsidiary of the Company or (iii) options or other rights to acquire from any Subsidiary of the Company, or other obligations of any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any Subsidiary of the Company (the items in clauses 3.07(b)(i), 3.07(b)(ii) and 3.07(b)(iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Neither the Company nor any of its Subsidiaries owns any equity securities of any Person other than as set forth on Section 3.07(b) of the Company Disclosure Schedule.
(c)    Other than directly holding capital stock of TFHL, and any assets or liabilities relating thereto pursuant to the organizational documents of TFHL and the TFHL JVSA, the Company (i) holds no direct or indirect equity or other interests in any Person, other than the Subsidiaries of the Company set forth in Section 3.07(b) of the Company Disclosure Schedule, (ii) does not and has not conducted any operations whatsoever and (iii) has no assets or liabilities of any nature (whether unknown, contingent, or otherwise).
Section 3.08. Financial Statements. Each of (a) the audited balance sheets of TFHL as of December 31, 2013, December 31, 2014, and December 31, 2015 and the related audited statements of income and cash flows for the years ended December 31, 2013, December 31, 2014, and December 31, 2015 (collectively, the “TFHL Financial Statements”) and (b) the audited balance sheets of TFM as of December 31, 2013, December 31, 2014, and December 31, 2015 and the related audited statements of income and cash flows for the years ended December 31, 2013, December 31, 2014, and December 31, 2015 (collectively, the “TFM Financial Statements” and, together with the TFHL Financial Statements, the “Financial Statements”) are set out on Section 3.08 of the Company Disclosure Schedule. The Financial Statements fairly present, and the Interim TFHL Financial Statements will fairly present when delivered pursuant to Section 5.07, in conformity with GAAP, in the case of the TFHL

Financial Statements and the Interim TFHL Financial Statements, and OHADA, in the case of the TFM Financial Statements (other than the TFM Financial Statements with respect to calendar year 2013, which were prepared in conformity with the Democratic Republic of Congo Accounting Principles (Plan Comptable General Congolais)), applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of TFHL and TFM, as applicable, as of the dates thereof and their respective results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements, none of which shall be material).
Section 3.09. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind (whether contingent, known or otherwise), other than (a) liabilities specifically and identifiably reserved against in the Financial Statements or specifically and identifiably disclosed in the notes thereto, (b) non-monetary performance obligations arising under any Contract to which the Company or any of its Subsidiaries is a party that was entered into in the ordinary course of business to the extent not arising from the Company’s or its applicable Subsidiary’s breach of any such Contract, (c) liabilities incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date and (d) other liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
Section 3.11. Intercompany Accounts. Section 3.11 of the Company Disclosure Schedule contains a complete list of all intercompany balances and Contracts between Freeport and its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, as of December 31, 2015 (collectively, the “Intercompany Obligations”).
Section 3.12. Material Contracts. (a) Section 3.12(a) of the Company Disclosure Schedule contains a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof:
(i)    any Contract with any labor union or association representing any Company Employee;

(ii)    any lease (whether of real or personal property, but excluding any leases with respect to capitalized lease obligations) providing for annual rentals of $10,000,000 or more;
(iii) any Contract providing for annual payment obligations by the Company or any of its Subsidiaries of $10,000,000 or more;
(iv)     any Contract providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for a single or annual payment obligations to the Company or any Subsidiary of $10,000,000 or more;
(v)    any partnership, joint venture or other similar agreement or arrangement;
(vi)     any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no financial or other material obligations ongoing;
(vii) any Contract relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, sale-leaseback arrangements or capitalized lease obligations (in each case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding obligation not exceeding $10,000,000;
(viii) any Contract that materially limits or restricts the Company or any of its Subsidiaries from engaging in any line of business, in any geographic area or with any Person;
(ix)    any Contract that provides for the assumption of any material liability of any other Person by the Company or any of its Subsidiaries;
(x)    any Contract that is an interest rate, currency, equity or commodity swap, hedge, derivative, forward sales Contract or similar financial instrument that is material to the Company or any of its Subsidiaries;
(xi) any Contract under which the Company or any of its Subsidiaries has made advances or loans to any other Person in excess of $5,000,000 in any individual case or $10,000,000 to any such Person in the aggregate;

(xii) any Contract providing for severance, retention, change in control or other similar payments to any Company Employee;
(xiii) any Contract of guaranty, surety or indemnification, direct or indirect (but excluding, for the avoidance of doubt, comfort letters), by the Seller Guarantor or any of its Affiliates in favor of the Company or any of its Subsidiaries; or
(xiv) any Contract between Freeport or any of its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand.
(b)    Correct and complete copies of each Contract required to be disclosed pursuant to Section 3.12(a), including any and all assignments, amendments and other modifications thereto (each, a “Material Contract”), have been made available to Buyer. Each Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, as the case may be, and is in full force and effect, enforceable against the Company or its Subsidiary, as applicable, and, to the knowledge of Freeport, the other parties thereto, in accordance with its terms, in each case except as such enforceability may be limited by the Enforceability Exceptions. None of the Company, its applicable Subsidiary or, to the knowledge of Freeport, any other party thereto, is in material violation, breach or default (or event of default) under, and no event or condition has occurred that, after notice or lapse of time or both, would constitute a material violation, breach or default (or event of default) under, any such Material Contract.
Section 3.13. Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Freeport, threatened which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Agreements. There is no Proceeding pending against or, to the knowledge of Freeport, threatened against or affecting Freeport, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority or arbitrator which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.14. Compliance with Laws and Court Orders; Permits. (a) Since January 1, 2013, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no new or continuing violation of any Applicable Law by the Company or any of its Subsidiaries and (ii) neither Freeport nor the Company has received any written notices alleging any violation under any Applicable Law by the Company or any of its Subsidiaries.

(b)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries possess all Permits necessary for the conduct of the Business as currently conducted and (ii) neither the Company nor any Subsidiary of the Company has been charged with, is in receipt of any written notice of or, to the knowledge of Freeport, is under investigation with respect to, any failure or alleged failure to comply with any such Permits.
Section 3.15. Internal Controls and Operations.
(a)    Freeport has established and maintains a system of internal accounting controls reasonably designed to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or OHADA, as applicable, and (B) to maintain accountability for assets, (iii) of the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or any of its Subsidiaries, (iv) that the amount recorded for assets on the books and records of the Company and its Subsidiaries have been recorded in accordance with GAAP or OHADA, as applicable, and (v) that accounts, notes and other receivables and inventory are recorded in accordance with GAAP or OHADA, as applicable. Since January 1, 2013, the Company has disclosed to the Company’s and its Subsidiaries’ auditors (x) all known instances of fraud with respect to the Company or any of its Subsidiaries involving (i) management of the Company or any of its Subsidiaries or (ii) employees who have significant roles in the Company’s or its Subsidiaries’ internal accounting controls and (y) all known significant deficiencies or material weaknesses in the Company’s or any of its Subsidiaries’ internal accounting controls.
(b)    The Company and each of its Subsidiaries have in place controls and systems reasonably designed to ensure compliance by the Company and its Subsidiaries with Applicable Laws and Freeport has taken reasonable steps to mitigate any material non-compliance with Applicable Law.
Section 3.16. Sufficiency and Quality of Assets.
(a)    Except for services being provided by Freeport or one of its Affiliates (other than the Company and its Subsidiaries) pursuant to the Subcontractor Agreement and services being provided by Purveyors South Africa Mine Services (Proprietary) Limited, TFHL or one of its Subsidiaries has good title to, or in the case of leased property and assets, has valid leasehold interests in, all property and assets (whether tangible real or personal property, but not intangible property or assets) reasonably sufficient to conduct the Business as of immediately following the Closing as currently conducted, except for properties and assets where the failure to have such good title or valid leasehold interests would not, individually or in the aggregate, reasonably be expected to materially impair the value or materially interfere with the use of such property or asset. None of the property or assets of the Company or any of its Subsidiaries is subject to any Lien, other than Permitted Liens.
(b)    The equipment and other tangible personal property, and the buildings, plants, structures, and improvements of the Company and each of its Subsidiaries, taken as a whole, are in adequate condition for the operation of the Business in the ordinary course.
(c)    None of the Company Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects or fully covered by insurance (except for commercially reasonable deductibles), except for damage that would not, individually or in the aggregate, reasonably be expected to materially impair the conduct of the Business as currently conducted.
Section 3.17. Intellectual Property. (a) Section 3.17(a) of the Company Disclosure Schedule contains a list of all material Intellectual Property Rights included in the Company Intellectual Property Rights, including all registrations and applications for registration of Company Intellectual Property Rights. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Company Intellectual Property Rights are subsisting and valid and enforceable, (ii) none of Freeport, the Company nor any of its Subsidiaries is subject to any outstanding Order adversely affecting the Company’s or any of its Subsidiaries’ use of the Company Intellectual Property Rights and (iii) there has been no Proceeding pending or, to the knowledge of Freeport, threatened since January 1, 2013 against Freeport, the Company or any of its Subsidiaries concerning the ownership, validity, registrability or enforceability of any Company Intellectual Property Right.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own all right, title and interest in, or otherwise have the right to use, pursuant to a valid and enforceable written license, all Intellectual Property Rights used in or necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted and planned to be conducted.
(c)    Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the operation of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Right of any Person, (ii) to the knowledge of Freeport, no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property Rights, (iii) none of Freeport, the Company or any of its Subsidiaries has received from, or sent to, any Person since January 1, 2013 any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation of, any Intellectual Property Right and (iv) there are no pending, or threatened in writing, Proceedings alleging that the operation of the Business, misappropriates or otherwise violates any Intellectual Property Right of any Person.
Section 3.18. Insurance Coverage. Section 3.18 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds relating to (i) the assets, business, operations, employees, officers or directors of the Company or any of its Subsidiaries (the “Company Insurance Policies”), and all Company Insurance Policies or renewals thereof are in full force and effect. None of such Company Insurance Policies will continue in effect with respect to the properties, business, assets, employees and operations of the Company and its Subsidiaries, as applicable, following the Closing. There are no material claims by the Company or any of its Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Company Insurance Policies or in respect of which such underwriters have reserved their rights.
Section 3.19. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Freeport or its Affiliates (including the Company and its Subsidiaries) who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.
Section 3.20. Employee Benefit Plans and Employee Matters.
(a)    Freeport has provided to Buyer summaries of each material Company Plan, and all amendments thereto and the most recent annual report, if applicable, prepared in connection therewith.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)    neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, nor has the Company or any of its Subsidiaries since January 1, 2011 sponsored, maintained or contributed to, any Company Plan that is an unfunded or underfunded defined benefit pension plan providing pension benefits based on a formula referenced to years of service and base compensation, other than a government sponsored or government required pension scheme or plan or have any liability with respect to the funding of any such Company Plan;
(ii)    each Company Plan has been maintained in compliance with Applicable Law and if intended to qualify for special tax treatment, meets the requirements for such treatment;
(iii)     neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement medical, dental or life insurance benefits for Company Employees (other than coverage mandated under Applicable Law or pursuant to the collective bargaining agreement set forth in Section 3.20(b)(iii) of the Company Disclosure Schedule);
(iv)     no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of Freeport, is threatened against or threatened to involve, any Company Plan before any Governmental Authority or arbitrator; and
(v)    the Company and its Subsidiaries are in compliance with (x) all Applicable Laws and collective bargaining agreements relating to employment and employment practices and (y) terms and conditions of employment relating to the Company Employees; and
(vi)     there is no labor strike, slowdown or stoppage pending or, to the knowledge of Freeport, threatened against or affecting the Company or any of its Subsidiaries.
(c)    Neither the execution of this Agreement or the other Transaction Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or together with any other event) will entitle any Company Employee to any material payment or benefit or accelerate the time of payment or vesting of any material compensation or benefits, in either case under any Company Plan.
(d)    Neither Buyer, its Affiliates, nor the Company or its Subsidiaries, shall assume any liabilities or obligations with respect to any Freeport Plan, including, with respect to any former employees of the Company or its Subsidiaries as of the Closing Date. Any obligations or liabilities under the Freeport Plans shall remain solely the obligation or liability of Freeport.
Section 3.21. Environmental Matters.
(a)    Section 3.21(a) of the Company Disclosure Schedule contains a true and complete list as of the date hereof of all material environmental (including mining) Permits and regulatory closure and decommissioning plans, each to the extent relating to Environmental Laws, of Freeport, the Company or any of its Subsidiaries pertaining to the Business.
(b)    Except as set out on Section 3.20(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(i)    (A) no outstanding written notice, demand, claim, Order, request for information, allegation of violation, citation, complaint or penalty has been received by Freeport, the Company or any of its Subsidiaries from any Person in the last three years and (B) there are no Proceedings or Orders pending or, to the knowledge of Freeport, threatened against Freeport or its Affiliates (including the Company and its Subsidiaries), in the case of (A) and (B), that alleges a violation of or liability of the Company or any of its Subsidiaries under any Environmental Law;
(ii)    the Company and its Subsidiaries have all environmental Permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted to comply with all applicable Environmental Laws and have at all times since January 1, 2013 been in compliance with all applicable Environmental Laws and environmental Permits;
(iii)     there has been no material release, threatened release, contamination or disposal of Hazardous Substances at any third party property (including air, soils, groundwater, surface water, buildings and other structures) generated by the Company or any of its Subsidiaries, Freeport, or any of its other Affiliates (solely in connection with the Business) or, to the knowledge of Freeport, any legally responsible predecessor corporation thereof, that has given, or would reasonably be expected to give, rise to liability under any Environmental Law for which the Company or any of its Subsidiaries would incur material liability;
(iv)     no property currently or formerly owned or operated in connection with the Business has been contaminated with any Hazardous Substance that would reasonably be expected to give rise to material liability or require any material investigation or remediation under any Environmental Laws; and
(v)    neither Freeport nor its Affiliates (in connection with the Business) nor the Company nor any of its Subsidiaries is a party to any indemnification or other agreement with any third party relating to the

Business which would reasonably be expected to result in any material liability under any Environmental Law.
Except as set forth in this Section 3.21, no representations or warranties are being made by Freeport with respect to matters arising under or relating to Environmental Law or Hazardous Substances (“Environmental Matters”).
Section 3.22. Tax Matters. Except as to matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
(a)    (i) each of the Company and its Subsidiaries has timely filed (or Freeport has timely filed or caused to be timely filed) all Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries; (ii) each of the Company and its Subsidiaries has timely paid (or Freeport has timely paid or caused to be timely paid) all Taxes shown as due and payable on such Tax Returns; and (iii) such Tax Returns are true, correct and complete;
(b)    there is no claim, audit, action, suit, proceeding, examination or investigation now pending or threatened against or with respect to the Company or its Subsidiaries in respect of any Tax;
(c)    no Taxing Authority has proposed, or, to the knowledge of Freeport, has threatened in writing to propose, any adjustment to any Tax Return of the Company or any of its Subsidiaries;
(d)    each of the Company and its Subsidiaries has withheld and paid (or remitted) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;
(e)    in the three years preceding the date hereof, no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction;
(f)    neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for which the statute of limitations has not yet expired;
(g)    neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other similar transaction on or prior to the Closing

Date, any accounting method change or agreement with any Taxing Authority made on or prior to Closing, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date or any prepaid amount received on or prior to the Closing;
(h)    neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than a general commercial contract not primarily relating to Taxes) with any Person or any record retention agreement with any Taxing Authority;
(i)    for U.S. federal income tax purposes, the taxable year (as defined in the Code) of the Company and each of its Subsidiaries is the calendar year;
(j)    there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries; and
(k)    the Company and each Bermuda Subsidiary of the Company has received a tax assurance certificate issued by the Bermuda Registrar of Companies on behalf of the Minister of Finance (i) giving an assurance that in the event of there being enacted in Bermuda any legislation imposing Tax computed on profits, or income, or computed on any capital asset, gain or appreciation, or any Tax in the nature of estate duty or inheritance Tax, then the imposition of any Tax described herein shall not be applicable to the Company and each Bermuda Subsidiary of the Company or to any of its operations or to the shares, debentures or other obligations of the Company and each Bermuda Subsidiary of the Company, and (ii) that, by its terms, is valid until March 31, 2035, and Freeport has taken no action that would render such tax assurance certificate invalid.
Except as set forth in Section 3.20(b) and this Section 3.22, no representations or warranties are being made in this Article 3 with respect to Tax matters.
Section 3.23. Compliance. Since January 1, 2011, the Company and each of its Subsidiaries has complied in all material respects, and is in compliance in all material respects, with all Economic Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws. None of Company or its Subsidiaries or, to the knowledge of Freeport, any of the officers, directors, employees, representatives, agents or Affiliates of such Persons, is a Sanctions Target.
Section 3.24. Solvency. Freeport (a) is not insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they become absolute and mature); (b) does not have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) has not incurred debts, or is not expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become absolute and mature.
Section 3.25. Real Property. (a) Section 3.25(a) of the Company Disclosure Schedule contains a true and complete list of all Owned Real Property and the owner and address thereof.
(b)    Section 3.25(b) of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property, including the Persons party to the lease or leases governing each such Leased Real Property and the address thereof.
(c)    The Company or one of its Subsidiaries has good title to all Owned Real Property (including the surface and mineral estate), and valid leasehold interests in all Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(d)    None of the Owned Real Property is subject to any lease, license or sublicense other than as disclosed on Section 3.25(d) of the Company Disclosure Schedule.
(e)    Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases in respect of material Leased Real Property in all material respects.
Section 3.26. Reserve Estimate. The estimates of copper and cobalt ore reserves for the Tenke Fungurume mine at year-end 2015 set forth at pages 32-35 of Freeport-McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2015 have been prepared in accordance with mining and engineering practice acceptable in the United States of America.
Section 3.27. No Additional Representation or Warranties. Except as provided in this Article 3 and Section 9.4, none of Freeport, Seller Guarantor or any of their respective Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates. Except as provided in Article 4, Freeport acknowledges that neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Freeport or any of its Affiliates.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER GUARANTOR
Each of Buyer (with respect to itself), and with respect to Section 4.01, Section 4.02, Section 4.03 and Section 4.04, Buyer Guarantor (with respect to itself), represents and warrants to Freeport that, as of the date hereof and as of immediately prior to the Closing on the Closing Date:
Section 4.01. Corporate Existence and Power. Each of Buyer and Buyer Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Buyer and Buyer Guarantor has all corporate powers and Permits required to carry on its business as currently conducted, except for those Permits the absence of which would not, individually or in the aggregate, materially impair or materially delay its ability to perform its obligations hereunder.
Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by each of Buyer and Buyer Guarantor of each of the Transaction Agreements to which it is or will be a party and the consummation by each of Buyer and Buyer Guarantor of the transactions contemplated thereby are within its corporate powers and, except for the required approval of Buyer Guarantor’s shareholders in connection with the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Guarantor. The affirmative vote of the holders of 66 2/3% of the outstanding shares of Buyer Guarantor’s capital stock, voting as a single class, is the only vote of the holders of Buyer Guarantor’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement (the “Required Shareholder Approval”). The shares of Buyer Guarantor held by Buyer Guarantor’s shareholders that delivered the Voting Commitment constitute 63.1% of the outstanding shares of Buyer Guarantor. Each Transaction Agreement to which Buyer or Buyer Guarantor is or will be a party constitutes, or will constitute when executed, a valid and binding agreement of Buyer or Buyer Guarantor, as applicable, enforceable against Buyer or Buyer Guarantor, as applicable, in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.
(b)    At a meeting duly called and held, the Buyer Guarantor’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Buyer Guarantor’s shareholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend approval and adoption of this Agreement by its shareholders.

Section 4.03. Governmental Authorization. The execution, delivery and performance by each of Buyer and Buyer Guarantor of each of the Transaction Agreements to which it is or will be a party and the consummation by Buyer and Buyer Guarantor of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Authority other than Antitrust Laws with respect to the People’s Republic of China, South Africa, Turkey and Zambia, (b) the Required BMA Approval, (c) receipt of the Required PRC Approvals and (d) any such action or filing as to which the failure to make or obtain would not reasonably be expected to impair in any material respect Buyer’s or Buyer Guarantor’s ability to perform its obligations under any Transaction Agreement to which it is or will be a party.
Section 4.04. Noncontravention. The execution, delivery and performance by each of Buyer and Buyer Guarantor of the Transaction Agreements to which it is or will be a party and the consummation by Buyer and Buyer Guarantor of the transactions contemplated thereby do not and will not (a) violate the organizational documents of Buyer or Buyer Guarantor, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law or authorization, approval, consent or waiver from a Governmental Authority, (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of either of Buyer or Buyer Guarantor or to a loss of any benefit to which either of Buyer or Buyer Guarantor is entitled under any provision of any Contract binding upon either Buyer or Buyer Guarantor (whether after the filing of notice or the lapse of time or both) or (d) result in the creation or imposition of any material Lien on any asset of Buyer, with only such exceptions, in the case of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to materially impair Buyer’s or Buyer Guarantor’s ability to perform its obligations under the Transaction Agreements.
Section 4.05. Financing. Buyer has, and has delivered evidence to Freeport that it has, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.
Section 4.06. Purchase for Investment. Buyer is purchasing the Subject Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Subject Shares and is capable of bearing the economic risks of such investment.

Section 4.07. Litigation. There is no Proceeding pending against or, to the knowledge of Buyer, threatened against or affecting Buyer before any Governmental Authority or arbitrator which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Agreements.
Section 4.08. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by the Transaction Agreements.
Section 4.09. Inspections; No Other Representations. Except as expressly set forth in Article 3, Buyer agrees to accept the Subject Shares and the Company and its Subsidiaries in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Freeport. Except as provided in Article 3, Buyer acknowledges that neither Freeport nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates. Without limiting the generality of the foregoing, Buyer acknowledges that Freeport makes no representation or warranty hereunder with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business and operations of the Company or any of its Subsidiaries or (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company or any of its Subsidiaries or their respective businesses or operations, except as set forth in Article 3. Except as provided in this Article 4, neither Buyer nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Freeport or any of its Affiliates.
ARTICLE 5
COVENANTS OF FREEPORT
Freeport agrees that:
Section 5.01. Conduct of the Company. From the date hereof until the Closing, Freeport shall cause the Company and its Subsidiaries to (i) use commercially reasonable efforts to preserve intact their (x) businesses and (y)

relationships with Governmental Authorities, material customers, suppliers and key employees and (ii) conduct their businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as disclosed in Section 5.01 of the Company Disclosure Schedule, as is required in order to comply with Applicable Law or as otherwise required by this Agreement, without the prior consent of Buyer, Freeport will not permit the Company or any of its Subsidiaries to:
(a)    amend its organizational documents (whether by merger, consolidation or otherwise);
(b)    split, combine or reclassify any Company Securities or Subsidiary Securities;
(c)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Subsidiary Securities or (ii) amend any term of any Company Security or Subsidiary Security (whether by merger, consolidation or otherwise);
(d)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any businesses, other than acquisitions with a purchase price that do not exceed $5,000,000 individually or $10,000,000 in the aggregate;
(e)    sell, lease or otherwise transfer any assets, other than (i) sales of inventory in the ordinary course of business, consistent with past practice and (ii) sales of assets with a sale price that does not exceed $5,000,000 individually or $10,000,000 in the aggregate;
(f)    other than as required to comply with any employment, compensation, retirement, labor, health, welfare or other employee benefit plan or agreement, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention or termination agreement with, or materially increase the compensation or benefits provided to, any Company Employee, other than in the ordinary course of business, consistent with past practice and not in violation of any applicable collective bargaining agreement or as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule, (ii) establish, adopt, materially amend or terminate any Company Plan, (iii) transfer the employment of any individual from Freeport or its Affiliates (other than the Company and its Subsidiaries) to the Company or any of its Subsidiaries (other than the transfer or addition to the Company or its Subsidiaries of any Transition Service Employee expected to provide services under the Subcontractor Agreement), or (iv) grant any equity or equity-based compensation to any Company Employee; provided that to the extent that Freeport reasonably determines that any change to any

Company Plan permitted under this clause (f) is reasonably expected to be material, Freeport shall provide Buyer with notice of such change;
(g)    change its methods of accounting, except as required by concurrent changes in GAAP or OHADA, as agreed to by its independent accountants;
(h)    settle, or offer or propose to settle, any material Proceeding;
(i)    make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim, audit or assessment, file any material amended Tax Return, enter into any material tax ruling with a Taxing Authority or make or amend any material ruling request with any Taxing Authority;
(j)    incur any debt other than short-term indebtedness or letters of credit or make any loans or advances to any Persons, in each case, other than in the ordinary course of business, consistent with past practice, or as otherwise expressly permitted pursuant to the terms of this Agreement;
(k)    amend, modify or otherwise alter, or waive any material rights under, the Advisors Agreement or the Consultancy Agreement;
(l)    enter into any settlement agreement or amendment to any power supply agreement with SNEL; or
(m)    agree or commit to do any of the foregoing.
Section 5.02. Access to Information. From the date hereof until Closing, except as prohibited by Applicable Law, Freeport shall, and shall cause the Company and its Subsidiaries to (i) afford Buyer and its representatives reasonable access, during regular business hours and upon reasonable advance notice, to relevant Company Employees, the assets, mines, facilities, books and records of the Company and its Subsidiaries, (ii) furnish, or cause to be furnished, to Buyer any financial and operating data and other information that is available with respect to the Company and its Subsidiaries as Buyer or its representatives from time to time reasonably requests, (iii) cooperate with Buyer’s and its representatives’ due diligence activities, including Buyer’s efforts to verify information about the Subject Shares and the Company Real Property and the business of the Company and its Subsidiaries and (iv) instruct relevant employees, and the counsel, financial advisors and other advisors of the Company and its Subsidiaries to cooperate with Buyer and its representatives in their investigation of the Company and its Subsidiaries; provided, however, that in no event shall Buyer or its representatives (x) have access to any information (A) the furnishing of which, based on the advice of Freeport’s counsel, would jeopardize any legal privilege of Freeport or any of its Affiliates or (B) the furnishing of which, in the reasonable judgment of Freeport, would violate any obligation of Freeport or its Affiliates with respect to confidentiality (so long as, with respect to confidentiality, Freeport has made reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality, which reasonable efforts, for the avoidance of doubt, shall not include an obligation to make monetary payments) or (y) conduct or cause to be conducted any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media. No investigation pursuant to the transactions contemplated by the Transaction Agreements shall alter any representation or warranty given hereunder by Freeport or Seller Guarantor. All requests for information made pursuant to this Section 5.02 shall be directed to such Person or Persons as may be designated by Freeport from time to time.
Section 5.03. Resignations. (a) At or prior to the Closing, Freeport will deliver to Buyer the resignations of all officers and directors of the Company and its Subsidiaries who will be officers, directors or employees of Freeport or any of its Affiliates (other than the Company and its Subsidiaries) after the Closing Date from their positions with the Company and its Subsidiaries (with each such resignation to be effective as of or prior to the Closing).
(b)    Prior to the Closing, Freeport and its Affiliates (other than the Company or any of its Subsidiaries) will resign from their position as Operator of TFHL (with such resignation to be effective as of or prior to the Closing).
Section 5.04. Freeport Confidentiality.
(a)    From the date hereof until the first anniversary of the Closing or the termination of this Agreement (and, in the case of all material written, oral or other information obtained in confidence from Buyer in connection with any payment eligible to be made pursuant to Section 2.05, until December 31, 2020, as applicable), Freeport shall maintain in confidence, and will cause its Affiliates and its and their respective representatives to maintain in confidence all confidential or proprietary written, oral, or other information obtained in confidence from Buyer in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby, except to the extent that such information (i) was previously known on a nonconfidential basis by Freeport, (ii) is or becomes in the public domain through no fault of Freeport, (iii) is later lawfully acquired by Freeport from sources other than Buyer or (iv) is required to be disclosed by Applicable Law or the applicable rules or regulations of any securities exchange or legal process.

(b)    Freeport will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law or a national securities exchange, all confidential documents and information concerning the Company and its Subsidiaries provided to it pursuant to Section 6.02. Freeport will be liable for a breach by its representatives of such confidentiality obligations. In the event Freeport is compelled to disclose by judicial or administrative process or by other requirements of Applicable Law or a national securities exchange, to the extent practicable, Freeport shall give Buyer reasonable prior written notice (unless less time is required by Applicable Law or the applicable rules or regulations of any securities exchange or legal process) before disclosing any of the said confidential documents and information and, in making such disclosures, Freeport shall, and shall use its commercially reasonable efforts to cause its representatives to, disclose only that portion thereof required to be disclosed by the applicable judicial or administrative process or by other requirements of Applicable Law or a national securities exchange and, at Buyers’ request, shall take commercially reasonable steps, at Buyer’s expense, to preserve the confidentiality thereof, including supporting Buyer in obtaining protective Orders.
Section 5.05. Intercompany Obligations. All Intercompany Obligations that are outstanding as of the Closing shall be settled in the ordinary course of business consistent with past practice following the Closing; provided that (a) any claim by Freeport and its Affiliates (other than the Company or any of its Subsidiaries), on the one hand, or the Company and its Subsidiaries, on the other hand, with respect to any such Intercompany Obligation must be made in writing within six months of the Closing Date and (b) any such Intercompany Obligation with respect to which a claim is not made within such six month period shall be deemed waived and released without any further action by either party.
Section 5.06. Airplane. At the Closing, Freeport shall cause title to the Airplane to be transferred to the Process Agent, free and clear of all Liens, and shall cooperate with Buyer to maintain the U.S. registration of the Airplane in connection with such transfer.
Section 5.07. Interim Financial Statements. Freeport shall provide to Buyer as promptly as practicable following the date such financial statements are finalized and, in any event, no later than thirty (30) days following the date hereof, the unaudited interim balance sheet of TFHL as of March 31, 2016 and the related unaudited interim statements of income and cash flows for the three months ended March 31, 2016 (the “Interim TFHL Financial Statements”).

Section 5.08. ROFO. As soon as practicable on the date hereof, Freeport shall cause the Company to transmit a notification to Tenke Holdings Ltd. of the Transaction pursuant to Section 9.1 of the TFHL JVSA, which notification, when received, shall constitute a 1st Offer (as such term is defined in the TFHL JVSA) under the TFHL JVSA.
ARTICLE 6
COVENANTS OF BUYER
Buyer agrees that:
Section 6.01. Buyer Confidentiality. Any information provided by Freeport, the Company or any of their respective Affiliates and representatives to Buyer or its Affiliates and representatives in connection with this Agreement and the transactions contemplated hereby shall be subject to the provisions of the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall continue in full force and effect in accordance with its terms until the Closing (at which time the parties agree it shall terminate automatically and be of no further force and effect without any further action required by either party thereto).
Section 6.02. Access. Buyer will cause the Company and its Subsidiaries, on and after the Closing Date for a period of seven years, to afford promptly to Freeport and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Freeport to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Freeport shall not unreasonably interfere with the conduct of the business of Buyer, the Company and its Subsidiaries and shall be afforded after reasonable advance notice. In addition, Buyer will cause the Company after the Closing Date to provide financial information to Freeport with respect to the fiscal quarter and month or portions thereof ending on or prior to the Closing Date, in a manner and within a time period consistent with the Company’s and its Subsidiaries’ past practice, in order to enable Freeport to satisfy its financial reporting obligations with respect to such pre-Closing periods.
Section 6.03. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and will not assert, and agrees to cause the Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Freeport or any of its Affiliates or any shareholder, officer, employee or director of any of them or the Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving the Transaction Agreements or any other Contracts or transactions contemplated thereby, by any legal counsel currently representing Freeport, the Company or any of its Subsidiaries in connection with the Transaction Agreements or any other Contracts or transactions contemplated thereby (the “Current Representation”).
(b)    Solely in connection with disputes with Freeport regarding the Transaction Agreements or any other Contract or transactions contemplated thereby, Buyer waives and will not assert, and agrees to cause the Company and its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Freeport; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving the Transaction Agreements or any other Contracts or transactions contemplated thereby, or to communications with any Person other than the Designated Persons and their advisers.
Section 6.04. Right of First Offer. (a) If, following the Closing (but subject to Section 6.06(a)), Buyer or one of its Affiliates desires to Transfer any Subject Shares or other securities, in either case directly or indirectly constituting a controlling interest in TFHL or TFM (or their respective successors and assigns) (each a “Qualifying Transfer”), Buyer shall give notice (an “Offer Notice”) to Freeport that Buyer or its applicable Affiliate desires to make such a Transfer and that sets forth the number and kind of Subject Shares or other securities proposed to be Transferred by Buyer or its applicable Affiliate (the “Offered Securities”), the cash price per share that Buyer or its applicable Affiliate proposes to be paid for such Offered Securities (the “Offer Price”) and all other material terms sought by Buyer or its applicable Affiliate.
(b)    The giving of an Offer Notice to Freeport shall constitute an offer (the “Offer”) by Buyer or its applicable Affiliate to Transfer the Offered Securities to Freeport for cash at the Offer Price and on the other terms set forth in the Offer Notice. Freeport shall have a 45-day period (the “Offer Period”) in which to accept such Offer as to all, but not less than all, of the Offered Securities by giving a notice of acceptance to Buyer prior to the expiration of such Offer Period. If Freeport fails to so notify Buyer prior to the expiration of the Offer Period (for the avoidance of doubt, an attempt to accept an Offer under any material terms other than as set out in the Offer Notice shall be deemed not to be an acceptance of such Offer), it shall be deemed to have rejected such Offer.

(c)    If Freeport elects to accept an Offer, Freeport shall purchase and pay, by wire transfer of immediately available funds to an account designated by Buyer, for all Offered Securities within 20 Business Days after the date on which such Offer has been accepted; provided that, if the Transfer of such Offered Securities is subject to any prior regulatory approval, subject to Section 6.04(d)(iii), the time period during which such Transfer may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received, or until a customary drop-dead date has been reached under the terms of the definitive Contract governing such Transfer.
(d)    Upon the earlier to occur of (i) rejection of the Offer by Freeport, (ii) the expiration of the Offer Period without Freeport accepting the Offer, (iii) the failure to obtain any required consent or regulatory approval for the purchase of all of the Offered Securities by Freeport or (iv) the expiration of the applicable drop-dead date under the definitive Contract governing the applicable Transfer, Buyer or its applicable Affiliate shall have a 180-day period during which to effect a Transfer of any or all of the Offered Securities on the same or more favorable (as to Buyer or its applicable Affiliate) terms and conditions as were set forth in the Offer Notice at a price in cash not less than the Offer Price; provided that, if the Transfer is subject to regulatory approval, such 180-day period shall be extended until the expiration of five Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 90 days. If Buyer or its applicable Affiliate does not consummate the Transfer of the Offered Securities in accordance with the foregoing time limitations, then the right of Buyer or its applicable Affiliate to effect the Transfer of such Offered Securities pursuant to this Section 6.04(d) shall terminate and Buyer and its Affiliates shall again comply with the procedures set forth in this Section 6.04 with respect to any proposed Qualifying Transfer.
(e)    The right of first offer granted to Freeport pursuant to this Section 6.04 shall be subject to any applicable right of first offer or similar right held by a shareholder of TFHL or TFM, or its Affiliates, under the TFHL JVSA or TFM Shareholders Agreement. From and after the date hereof, Buyer and its Affiliates shall not, and shall cause the Company and its Subsidiaries not to, (i) enter into any new Contract or any other written or oral arrangement or (ii) amend, modify or otherwise alter, or waive any material rights under, any existing organizational document, Contract or any other similar written or oral arrangement, in each case with respect to the Company or any of its Subsidiaries, including TFHL and TFM, in any manner that would adversely affect the ability of Freeport to exercise its rights under this Section 6.04.
(f)    In connection with Freeport’s consideration of an Offer, Buyer shall use commercially reasonable efforts to cooperate with Freeport’s reasonable requests, including by making the properties, books and records, and other assets relating to the Offered Securities reasonably available for inspection by Freeport, establishing a physical or electronic data room including materials customarily made available to potential acquirers in connection with sales processes and making its officers and employees reasonably available for a management presentation, due diligence calls and a site visit, in each case subject to reasonable and customary confidentiality provisions.
(g)    Any dispute between Freeport and Buyer as to what the Offer Price is for any Offered Securities in any Qualifying Transfer shall be resolved by determining such Offer Price in the same manner as Transaction Price is determined pursuant to Section 6.06(c), which Section 6.06(c) shall apply, mutatis mutandis, to such a dispute.
Section 6.05. TFHL JVSA. (a) If a shareholder (other than Buyer) in TFHL or any of its Subsidiaries (the “Applicable Transferor”) desires to Transfer any securities directly or indirectly held by such Applicable Transferor in TFHL or any of its Subsidiaries (or any of their respective successors) and (i) such Transfer would result in a right of first offer, right of preemption or other similar right in favor of Buyer or one of its Affiliates (including, for the avoidance of doubt, TFHL) and (ii) Buyer or its applicable Affiliate elects not to exercise its applicable right in full, then Buyer or its applicable Affiliate shall offer such right of first offer, right of preemption or other similar right to Freeport in accordance with this Section 6.05. As promptly as reasonably practicable following Buyer’s or its applicable Affiliates’ receipt of notice with respect to the applicable right of first offer, right of preemption or other similar right, Buyer shall give notice (an “Election Notice”) to Freeport of such applicable right, which notice shall set forth the number and kind of securities proposed to be Transferred by the Applicable Transferor, the cash price per share that the Applicable Transferor proposes to be paid for such securities (the “Election Price”) and all other material terms sought by the Applicable Transferor.
(b)    The giving of an Election Notice to Freeport shall, solely to the extent that Buyer or its applicable Affiliate elects not to exercise its applicable right in full (such securities with respect to which Buyer or such Affiliate declines to exercise its right, the “Election Eligible Securities”), constitute an offer (the “Election Offer”) by Buyer or its applicable Affiliate to exercise the applicable right of first offer, right of preemption or other similar right on behalf of Freeport. Freeport shall have until the end of the notice period set forth in the applicable shareholders agreement (the “Election Offer Period”) in which to accept such Election Offer with respect to all or, to the extent permitted under the terms of the applicable shareholders agreement, less than all of the Election Eligible Securities by giving a notice of acceptance to Buyer prior to the expiration of such Election Offer Period. If Freeport provides such a notice of acceptance, Buyer shall immediately exercise its right to purchase the Election Eligible Securities, if any, at the Election Price from the Applicable Transferor in accordance with the terms of the applicable shareholders agreement. If Freeport fails to notify Buyer prior to the expiration of the Election Offer Period, it shall be deemed to have declined such Election Offer.
(c)    If Freeport elects to purchase Election Eligible Securities (such purchased securities, the “Election Purchased Securities”), Freeport shall, or shall cause one of its Affiliates to, purchase and pay (or provide Buyer with the funds to purchase and pay) for the Election Purchased Securities on the terms and at the time set forth in the Election Notice and in the applicable shareholders agreement; provided that if Buyer or one of its Affiliates is the purchaser of the Election Purchased Securities under the applicable purchase agreement, Freeport and Buyer (or such Affiliate) shall enter into an arrangement under which (i) Freeport shall obtain the benefit of all rights in favor of Buyer (or such Affiliate) under the purchase agreement and (ii) Buyer (or such Affiliate) shall assign to Freeport all right, title and interest to the Election Purchased Securities immediately following the consummation of the purchase by Buyer (or such Affiliate) (or, immediately following the time at which the parties obtain all required regulatory approvals for such an assignment, as determined by Freeport in its reasonable discretion).
(d)    Anything in this Section 6.05 to the contrary notwithstanding, this Section 6.05 shall not constitute an agreement to assign any Election Purchased Securities or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of the applicable shareholders agreements to which such Election Purchased Securities are subject or in any way adversely affect the rights of Freeport or Buyer thereunder. Freeport and Buyer shall use their best efforts (but without any payment of money by Freeport or Buyer) to obtain the consent of such applicable third parties for the assignment of the Election Purchased Securities to Freeport as Freeport may request. If such consent is not obtained, or if an attempted assignment of the Election Purchased Securities would be ineffective or would adversely affect the rights of Buyer thereunder so that Freeport would not in fact receive all such rights, Buyer and Freeport shall cooperate in a mutually agreeable arrangement under which Freeport would obtain the benefits and assume the obligations thereunder, with Freeport assuming Buyer’s obligations and any and all rights of Buyer against a third parties. Buyer shall promptly pay to Freeport when received all monies received by Buyer with respect to any Election Purchased Securities or any claim or right or any benefit arising thereunder.
(e)    Freeport shall have the right in connection with its consideration of an Election Offer to require Buyer to cooperate fully by taking all customary and other actions reasonably requested by Freeport, including making the properties, books and records, and other assets relating to the Election Eligible Securities reasonably available for inspection by Freeport, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with sales processes and making its officers and employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions.
(f)    From and after the date hereof, Buyer and its Affiliates shall not, and shall cause the Company and its Subsidiaries not to, (i) enter into any new Contract or any other written or oral arrangement or (ii) amend, modify or otherwise alter, or waive any material rights under, any existing organizational document, Contract or any other similar written or oral arrangement, in each case with respect to the Company or any of its Subsidiaries, including TFHL and TFM, in any manner that would adversely affect the ability of Freeport to exercise its rights under this Section 6.05.
(g)    Freeport shall indemnify and hold harmless Buyer, its Subsidiaries and their respective representatives from and against any and all Damages arising out of or in connection with the transactions contemplated in this Section 6.05.
Section 6.06. Certain Future Acquisitions and Dispositions.
(a)    Neither Buyer nor any Affiliate of Buyer shall Transfer, or enter into any agreement, arrangement or understanding to Transfer, the Subject Shares or any Participating Interest (any such Transfer or the entry into any such agreement, arrangement or understanding, a “Triggering Sale”) at any time from May 9, 2016 through the 18-month anniversary of the Closing Date (the “Restricted Period”). Any Triggering Sale made after the date hereof during the balance of the Restricted Period, shall be null and void ab initio.
(b)    If, at any time from and after May 9, 2016 through the 18-month anniversary of the Closing Date, any Person shall Transfer to Buyer or any of its Affiliates, or Buyer or any of its Affiliates shall enter into any agreement, arrangement or understanding providing for the Transfer to Buyer or any of its Affiliates of, any Participating Interests (any such Transfer or the entry into any such agreement, arrangement or understanding, a “Triggering Purchase”), including by way of any Transfer of the Subject Shares or any securities or interest in any Person that directly or indirectly holds Participating Interests, at a Transaction Price that is higher than the Base Price, then Buyer shall (i) contemporaneously notify Freeport of the occurrence of such event and (ii) pay to Freeport an amount equal to (A) such Transaction Price minus the Base Price, multiplied by (B) 70. Any payment pursuant to this Section 6.06(b) shall be made on the later of (x) five Business Days following the date on which such Triggering

Purchase is consummated and (y) the final determination of the Transaction Price in accordance with Section 6.06(c).
(c)    With respect to any Triggering Purchase, “Transaction Price” means the purchase price per one percent Participating Interest paid or to be paid in such Triggering Purchase. For a period of five Business Days following receipt by Freeport of the Buyer notice referred to in Section 6.06(a) or Section 6.06(b) with respect to such Triggering Purchase, Freeport and Buyer shall attempt in good faith to agree upon the Transaction Price. If Freeport and Buyer are unable to so agree during such period, then Freeport and Buyer shall each retain, at its own expense, a nationally recognized investment banking or valuation firm (each, an “Appraiser”) to determine the Transaction Price. Each of the Appraisers shall submit to Freeport and the Buyer in writing its determination of the Transaction Price not later than 30 days after the expiration of such five Business Day period. If the Transaction Price determined by the higher of the two appraisals is less than 110% of the Transaction Price determined by the lower appraisal, the Transaction Price shall be the average of the two appraisals. If the Transaction Price determined by the higher of the two appraisals is greater than 110% of the Transaction Price determined by the lower appraisal, a third Appraiser (“Third Appraiser”) shall promptly, and in event within two weeks of receipt of the last written appraisal received from the first two Appraisers, be jointly retained by Freeport and Buyer (with the fees and expenses of such Third Appraiser to be shared equally by Freeport and Buyer) and such Third Appraiser (i) shall review the valuations performed by the first two Appraisers and (ii) shall select one of the Transaction Prices determined by the first two Appraisers (and not any amount in-between). If a Third Appraiser is retained, the Transaction Price selected by the Third Appraiser shall be the Transaction Price for purposes of the applicable Triggering Purchase. Each of Freeport and Buyer shall furnish to each Appraiser such financial, business and other information as is reasonably necessary to allow it to perform the determinations described in this Section 6.06(c), and Freeport and Buyer shall each be entitled to furnish to each Appraiser such books, records, information and analyses as it may deem relevant. The determination of the Transaction Price in accordance with this Section 6.06(c) shall be final and binding upon Freeport and Buyer.
(d)    Buyer shall not and shall not permit any of its Affiliates to take any action designed to undermine, circumvent or otherwise avoid the purpose or provisions of this Section 6.06.

ARTICLE 7
COVENANTS OF BUYER AND FREEPORT
Buyer and Freeport agree that:
Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Freeport will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by the Transaction Agreements, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all Permits and Orders required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements. Freeport and Buyer agree, and Freeport, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and its Subsidiaries, to execute and deliver such other documents, certificates, Contracts and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Agreements.
(b)    In furtherance and not in limitation of the foregoing, each of Freeport and Buyer shall provide, or cause to be provided, to any Governmental Authority all information and documents required or requested by any such Governmental Authority, including by (i) filing any notification and report form and related material required under any Antitrust Law with respect to the transactions contemplated by the Transaction Agreements as promptly as practicable after the date hereof, (ii) supplying as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to any Antitrust Law and (iii) in the case of Buyer, filing or otherwise submitting (to the extent not filed or submitted prior to the date of this Agreement) with each applicable Governmental Authority, all required documentation and information in respect of the Required PRC Approvals in accordance with Section 7.03(d).
(c)    The Parties acknowledge and agree that Buyer’s obligations to use its reasonable best efforts as set forth in this Section 7.01 shall include an obligation of Buyer to (i) take, and cause its Affiliates to take, all actions necessary to avoid or eliminate each and every impediment under any Applicable Law so as to enable the consummation of the transactions contemplated by the Transaction Agreements prior to the End Date, including (A) committing to sell or hold separate businesses, product lines or assets of Buyer or its Affiliates

(including those of the Company), (B) otherwise taking or committing to take actions that after the Closing Date would limit Buyer’s or its Affiliates’ (including the Company’s) freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, one or more of the businesses, product lines or assets of Buyer or its Affiliates (including the Company), (C) defending any action, suit or proceeding that challenges any of the transactions contemplated by the Transaction Agreements and (D) opposing any request for the entry of, and seeking to have dissolved, vacated, lifted, altered, reversed or terminated, any order that could restrain, prevent or delay the consummation of the transactions contemplated hereby and (ii) not take any action (including the acquisition by it or any of its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it more likely that there would arise any impediments under any Applicable Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated by the Transaction Agreements as promptly as reasonably practicable.
(d)    Each of Freeport and Buyer shall, and shall cause their respective Affiliates to, cooperate reasonably with one another and keep the other party reasonably informed of material matters relating to or in connection with the taking of the actions contemplated by this Section 7.01, including (i) affording one another the right to review any written materials to be submitted to such Governmental Authority in advance of the submission thereof and (ii) furnishing one another with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law. Subject to Applicable Law and the attorney-client privilege, neither Buyer nor Freeport shall agree (or permit any of their respective Affiliates to agree) to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the consummation of the transactions contemplated by this Agreement unless it consults with the other party in advance (to the extent reasonably practicable to do so) and, to the extent permitted by such Governmental Authority, gives the other party and its outside counsel the opportunity to attend and participate at such meeting, other than any meeting (or the portion thereof) to the extent not relating to the transactions contemplated hereby.
Section 7.02. Certain Filings. Freeport and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by the Transaction Agreements and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 7.03. Required PRC Approvals; Required Shareholder Approval.
(a)    In furtherance and not in limitation of Section 7.01, Buyer shall, and shall cause its Subsidiaries to, use reasonable best efforts to take all necessary actions to obtain the Required PRC Approvals as soon as reasonably practicable and, in any event, no later than the End Date.
(b)    Buyer Guarantor shall, and shall cause its Subsidiaries to, use reasonable best efforts to take all necessary actions to obtain the Required Shareholder Approval as soon as reasonably practicable and, in any event, no later than the End Date.
(c)    Without prejudice to the obligations of Buyer pursuant to the foregoing clause (a), Freeport shall, and shall cause its Affiliates to, provide Buyer and its Affiliates with all reasonable assistance and cooperation that is reasonably necessary to obtain the Required PRC Approvals and Required Shareholder Approval.
(d)    Without limiting the generality of clause (a), in respect of the Required PRC Approvals, Buyer shall:
(i)    promptly and, (A) in the case of the initial application for the NDRC Approval, within ten Business Days of the date of this Agreement, or (B) in the case of initial filings with respect to the MOFCOM Anti-Monopoly Approval, within forty-five days of the date of this Agreement, prepare and submit all necessary applications, filings and notifications, and supply all necessary information, for the purpose of seeking the Required PRC Approvals; and
(ii)    promptly provide Freeport with copies of material correspondence and copies of the Buyer’s applications, filings and notifications relating to the Required PRC Approvals (removing any confidential or commercially sensitive information) and updates on any material developments regarding the Required PRC Approvals.
(e)    Without limiting Section 7.01, the parties hereto agree that all requests and enquiries from any Governmental Authority with respect to the Required PRC Approvals shall be dealt with promptly by the parties hereto and the parties hereto shall promptly cooperate with and provide all necessary information and assistance reasonably needed in that respect or required by such Governmental Authority upon being requested to do so by another party hereto.

(f)    Nothing in the foregoing clauses (c), (d) or (e) shall oblige a party to provide any other party with any confidential or commercially sensitive information relating to such first party, its Affiliates, or their respective businesses, except to the extent reasonably required by Buyer in order to obtain the Required PRC Approvals. In this respect, any commercially sensitive information relating to the Seller Guarantor or its Affiliates (including the Company or any of its Subsidiaries) will be communicated to the external advisors that Buyer appoints for that purpose, subject to a written undertaking, in a form reasonably acceptable to Freeport, that such commercially sensitive information is not disclosed to Buyer until after Closing, except for such information relating solely to the Seller Guarantor or its Affiliates other than the Company or its Subsidiaries, which will not be disclosed to Buyer by such advisors at any time.
(g)    In respect of the Required Shareholder Approval, Buyer Guarantor shall, as soon as reasonably practicable:
(i)    and prior to the later of (A) 94 days after the date of this Agreement and (B) 45 days following the delivery by Freeport of the Circular Requirements, prepare and dispatch to Buyer Guarantor’s shareholders a notice of meeting that complies with Buyer Guarantor’s constituent documents and any other requirements relevant to convening a meeting of shareholders of Buyer Guarantor for the purpose of approving the Transaction;
(ii)    in such form as is required by Applicable Law or by the regulation of a stock exchange on which its shares or debt securities are listed, issue to its shareholders and not withdraw prior to the End Date a statement from Buyer Guarantor’s board of directors that such board of directors (A) unanimously considers the entry into the Transaction to be in the best interests of shareholders of Buyer Guarantor and (B) recommends that shareholders approve the Transaction; and
(iii)     no later than 46 days after the dispatch of the notice of meeting pursuant to Section 7.03(g)(i), convene and hold a meeting of Buyer Guarantor’s shareholders at which a resolution is put to such shareholders which, if passed, would result in the satisfaction of the Required Shareholder Approval (the “Shareholders’ Resolution”).
(h)    In addition to the notice of meeting required under Section 7.03(g), if Buyer Guarantor is required by Applicable Law or the regulation of a stock exchange on which its shares or debt securities are listed to make or send a public communication or circular concerning the Transaction (a “Transaction Communication”), then:

(i)    such Transaction Communication shall contain the recommendation of the board of directors referred to in Section 7.03(g)(ii) and be prepared and dispatched to the shareholders of Buyer Guarantor at least fifteen days before the date of the meeting to be held in accordance with Section 7.03(g); and
(ii)    Freeport shall, to the maximum extent allowable pursuant to Applicable Law and in a timeframe which allows Buyer Guarantor a reasonable amount of time to comply with its covenants as to timing pursuant to this Section 7.03, provide all reasonable assistance and cooperation that Buyer Guarantor considers reasonably necessary to prepare such Transaction Communication including, the provision of the Circular Requirements and allowing Buyer and its representatives access to data and resource modelling of the mineral assets of the Company and its Subsidiaries in order to prepare any reports required by Applicable Law or the regulation of the relevant stock exchange on which its shares or debt securities are listed; provided that Freeport shall not be deemed to be in breach of its obligations under this Section 7.03(h)(ii) as a result of any delay arising out of the preparation of the items referred to in clause (ii) of the definition of Circular Requirements.
(i)    Buyer shall give notice to Freeport of the satisfaction or, if applicable, non-satisfaction, of the Required PRC Approvals and the Required Shareholder Approval promptly and within two Business Days of becoming aware of the same.
(j)    Buyer shall promptly, upon request by Freeport, reimburse Freeport for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Freeport or any of its Affiliates in connection with the cooperation of Freeport or any of its Affiliates contemplated by this Section 7.03 and shall indemnify and hold harmless Freeport, its Affiliates and their respective representatives from and against any and all Damages suffered or incurred by any of them in connection with the matters described in this Section 7.03 and any information used in connection therewith, and the foregoing obligations shall survive termination of this Agreement.
Section 7.04. Notices of Certain Events. Each party shall promptly notify the other party of:
(a)    any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements;
(c) the occurrence of any event that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(d)    (i) with respect to Freeport, any Proceedings (including, for this purpose, by or before a Taxing Authority) commenced relating to Freeport, the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 3 and (ii) with respect to Buyer, any Proceedings (including, for this purpose, by or before a Taxing Authority) commenced relating to Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4.
Section 7.05. Letter of Credit.
(a)    The Buyer shall cause the Bank of China, New York Branch, to deliver the Letter of Credit to JPMorgan Chase Bank N.A. (which is acting on behalf of Freeport) in electronic form as promptly as practicable, but no later than the close of business on May 10, 2016.
(b)    Freeport may only draw on the Letter of Credit in the circumstances set forth in the Letter of Credit.
Section 7.06. Public Announcements. The written consent (which shall not be unreasonably withheld, conditioned or delayed) of Buyer and Freeport shall be required before any party or any of such party’s Affiliates issues any press release or makes any public statement with respect to this Agreement, the other Transaction Agreements or transactions contemplated hereby or thereby; provided, however, that any such public disclosure required by Applicable Law or any listing agreement with a national securities exchange may be made without prior consent of Buyer and Freeport; provided, further, that, to the extent practicable, the disclosing party shall consult with Buyer and Freeport prior to making such public disclosure.
Section 7.07. Bank Accounts. Prior to the Closing, Freeport and Buyer shall cooperate to obtain access, effective as of the Closing, for representatives of Buyer or its Affiliates to the bank, savings, deposit or custodial accounts and safe deposit boxes maintained by the Company or any of its Subsidiaries.

ARTICLE 8
TAX MATTERS
Section 8.01. Tax Covenants. (i) Buyer covenants that it shall not, and it shall cause its Affiliates to not, cause or permit TFHL and its Subsidiaries that are treated as corporations for U.S. federal income tax purposes (collectively, the “Transferred CFCs”) to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax Asset of the Seller Group or give rise to any loss of the Seller Group under this Agreement, in each case, for U.S. federal income tax purposes; and (ii) without limiting the foregoing, for the period after Closing and through the close of each Transferred CFC’s respective taxable year (as defined in the Code) that includes the Closing Date, the Buyer shall not cause or permit the Transferred CFCs, as applicable, to engage in the following prohibited transactions:
(a)    declare or pay a dividend;
(b)    make or cause to be made any investment in U.S. property within the meaning of Section 956 of the Code (which investment in U.S. property did not exist as of the Closing); or
(c)    conduct business outside the ordinary course or engage in any transaction outside the ordinary course (in either case based upon each Transferred CFC’s historic activities) if such business or activities would reasonably be expected to impact (i) the amount or character of Freeport’s gross income reportable under Section 1248 of the Code, (ii) the amount of Freeport’s associated deemed-paid foreign taxes within the meaning of Section 902 of the Code that are associated with the Section 1248 inclusion or (iii) the amount of Freeport’s subpart F income within the meaning of Section 952 of the Code.
Section 8.02. Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all Transfer Taxes shall be borne 50% by Buyer and 50% by Freeport. To the extent permitted by Applicable Law, Buyer will, at its own expense, file all necessary Tax Returns with respect to all Transfer Taxes, and, if required by Applicable Law, Freeport, the Company and/or its Subsidiaries, as applicable, will join in the execution of any such Tax Returns and, where necessary, file such Tax Returns.
Section 8.03. Cooperation on Tax Matters.
(a)    Buyer and Freeport agree to furnish or cause to be furnished to each other, upon reasonable request (and at the requesting party’s expense), as promptly as practicable, such information and assistance relating to the Company and/or its Subsidiaries (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The parties agree to provide, upon reasonable request (and at the requesting party’s expense), updates as to the status of such claim, suit or proceeding.
(b)    Buyer and Freeport shall (i) retain all books and records with respect to Taxes pertaining to the Company and its Subsidiaries for any Pre-Closing Tax Period for a period of at least seven years following the Closing Date and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority, and (ii) use commercially reasonable efforts to provide the other party with at least 30 days’ prior written notice before destroying any such books and records, during which period the party receiving the notice can elect to take possession, at its own expense, of such books and records. Freeport and Buyer shall cooperate with each other fully, as and to the extent reasonably requested by the other party (and at the requesting party’s expense), in the conduct of any audit or other proceeding relating to Taxes involving the Company and/or its Subsidiaries.
(c)    Buyer and Freeport shall cooperate in good faith in determining the potential applicability of Section 8.01 hereof to any transaction that occurs on or after the Closing Date and, without limiting the generality of the foregoing, Freeport shall provide Buyer with any information reasonably required by Buyer in order to determine whether any such transaction may reasonably be expected to have the effects described in Section 8.01(ii).
Section 8.04. Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a ‘‘Straddle Period’’), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. To the extent permitted by

Applicable Law, the parties agree to cause the tax years of the Company and its Subsidiaries to close as of the end of the day on the Closing Date.
Section 8.05. Tax Returns. Buyer shall prepare or cause to be prepared and file or caused to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date; provided, that, with respect to TFHL and TFM, the preparation and filing of Tax Returns shall be performed in accordance with the terms of the TFHL JVSA.
ARTICLE 9
EMPLOYEE BENEFITS
Section 9.01. Continuing Employees. (a) As of the date of this Agreement, the business of the Company and its Subsidiaries is supported by four categories of employees:
(i)    The local employees employed by the Company or a Subsidiary of the Company (the “Local Continuing Employees”);
(ii)    The employees listed in Section 9.01(a)(ii) of the Company Disclosure Schedule, who are employed by an Affiliate of Freeport and seconded to the Company and its Subsidiaries (the “International Continuing Employees”);
(iii)    The employees filling the roles listed in Section 9.01(a)(iii) of the Company Disclosure Schedule, who may be made available by an Affiliate of Freeport to provide transition services to Buyer, the Company and their Affiliates following the Closing pursuant to the Subcontractor Agreement (the “Transition Service Employees”); and
(iv)    The employees who are employed in the United States by an Affiliate of Freeport and provide services with respect to the business of the Company and its Subsidiaries (the “U.S. Employees”).
(b)    Transfer of Local Continuing Employees and International Continuing Employees. Effective as of the termination of the Subcontractor Agreement (the “Transfer Date”), the Local Continuing Employees who are employed by the Company or a Company Subsidiary as of the Transfer Date shall continue in such employment and the International Continuing Employees who are employed by an Affiliate of Freeport as of the Transfer Date shall transfer their employment to the Company or an appropriate Company Subsidiary. Buyer and Freeport shall, and shall cause their respective Affiliates to, take all actions necessary to effectuate the foregoing, including without limitation, the transfer of such employees to the appropriate employers, payrolls and benefit platforms and the extension of offers of employment or transfer on terms and conditions substantially similar to those applicable to each such employee immediately prior to the Closing Date and consistent with Section 9.01(d) below (each such Local Continuing Employee and International Continuing Employee, a “Continuing Employee”). As of the Transfer Date, the Company and its Subsidiaries shall cease to participate in any compensation plans, benefit plans, and employee programs and coverages of Freeport and its Affiliates, and Continuing Employees shall cease to participate or cease to accrue benefits, as applicable, in the payroll, compensation plans, benefit plans and other employee programs and coverages of the Freeport and its Affiliates and shall commence to participate or accrue benefits, as applicable, in corresponding payroll, compensation plans, benefit plans and employee programs and coverages of Buyer and its Affiliates (including, following the Closing, those of the Company and its Subsidiaries) consistent with Section 9.01(d) below.
(c)    Transfer of Transition Service Employees and U.S. Employees. From and after the date hereof, Buyer and its Affiliates (including, as of the Closing, the Company and its Subsidiaries) may, at their discretion, offer employment to any Transition Service Employee or U.S. Employee and Buyer and Freeport and their respective Affiliates shall (i) not discourage, or engage in any actions in bad faith that may discourage (including knowingly disparaging Buyer or any of its Affiliates), any Transition Service Employees or U.S. Employees from accepting any such offers and (ii) cooperate to take all actions necessary to effectuate the appropriate transfer of employment of any such employee who accepts any such offer of employment from Buyer and its Affiliates (each, a “Discretionary Hire Employee”). As of the date of such transfer of each such Discretionary Hire Employee, such Discretionary Hire Employee shall cease to participate in the payroll, compensation plans, benefit plans and other employee programs and coverages of the Freeport and its Affiliates and shall commence and continue to participate in corresponding payroll, compensation plans, benefit plans and employee programs and coverages of Buyer and its Affiliates (including, following the Closing, those of the Company and its Subsidiaries) consistent with Section 9.01(d) below.
(d)    Terms of Employment of Employees. In addition to any obligation that Buyer or its Affiliates may have under Applicable Law, for the period beginning on the Closing Date and continuing through the later of the first anniversary of the Closing Date and the termination of the Subcontractor Agreement (the “Relevant Period”), Buyer shall, or shall cause the Company or another appropriate Affiliate of Buyer to, provide to each Continuing Employees and Discretionary Hire Employee (i) a base salary, wage and commission rate, matching and nonelective employer contribution to 401(k) plans and an incentive compensation opportunity that is no less favorable than the base salary, wage and commission rate, matching and nonelective contribution to 401(k) plans and incentive compensation opportunity of each such Continuing Employee or Discretionary Hire Employee immediately prior to the Closing Date (including, an incentive that is reasonably equivalent in value and terms to any unvested or unearned equity or cash-based incentives forfeited by such Continuing Employee or Discretionary Hire Employee upon such employee’s continuation or transfer of employment hereunder; provided that any such forfeited equity incentives may be replaced by cash-based incentives; provided, further, that the terms of any such cash-based incentives may be modified as necessary to comply with Applicable Law (including, for the avoidance of doubt, the Code) notwithstanding that such terms are not equivalent, but are as reasonably equivalent in value as practicable to the affected employee) and (ii) employee benefits (including any severance protections) that are, in terms of aggregate value (in-kind or in cash), no less favorable than the benefits (including any severance protections) provided by the Company and its Affiliates to each such Continuing Employee or Discretionary Hire Employee immediately prior to the Closing Date. Neither Buyer, the Company nor any of their respective Affiliates shall terminate the employment of any Continuing Employee or Discretionary Hire Employee during the Relevant Period (other than for just cause). For this purpose, “just cause” means (i) an intentional act of fraud, embezzlement or theft by the employee that occurs during or in the course of such employee’s employment and that, in each case, is materially injurious to the Company or its Affiliates, (ii) intentional disclosure of confidential information by the employee contrary to Company policies that have been distributed to such employee prior to such disclosure; (iii) intentional engagement by the employee during or in the course of such employee’s employment in any competitive activity which would constitute a breach of such employee’s duty of loyalty; (iv) the willful and continued failure by the employee to substantially perform his or her duties (other than as a result of incapacity due to physical or mental illness); or (v) willful conduct by the employee that is demonstrably and materially injurious to the Company monetarily.
(e)    Transition Completion Bonus Program. Buyer shall or shall cause an Affiliate of Buyer to pay to (i) each International Continuing Employee and (ii) each Transition Service Employee and each U.S. Employee who, within ninety (90) days following the Closing Date, receives and accepts, in writing, an offer of employment from Buyer or an Affiliate of Buyer (including, as of the Closing, the Company or any of its Subsidiaries) a bonus pursuant to the terms set forth in Section 9.01(e) of the Company Disclosure Schedule (the “Transition Completion Bonuses”). Freeport shall promptly reimburse Buyer (or its appropriate Affiliate) for the aggregate amount of such Transition Completion Bonuses pursuant to the terms set forth in Section 9.01(e) of the Company Disclosure Schedule up to a maximum aggregate reimbursement of $4,000,000.

Section 9.02. Buyer Plans. In addition to any obligation Buyer or its Affiliates may have under Applicable Law:
(a)    With respect to any employee benefit plan maintained by Buyer or its Affiliates in which any Continuing Employee or Discretionary Hire Employee becomes a participant, for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan of Buyer or its Affiliates), each Continuing Employee and Discretionary Hire Employee’s service with Freeport, the Company and any of their respective Affiliates (as well as service with any predecessor employer), and as summarized in the schedule provided by Freeport to Buyer as of the Closing Date, shall be treated as service with Buyer and its Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(b)    Buyer shall make reasonable efforts to waive, or shall cause its Affiliates to make reasonable efforts to waive, any preexisting conditions, limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Buyer or any of its Affiliates in which Continuing Employees or Discretionary Hire Employee (and their eligible dependents) will be eligible to participate. Buyer shall recognize, or shall cause its Affiliates to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Continuing Employee and Discretionary Hire Employee (and his or her eligible dependents) prior to the date of transfer for purposes of satisfying any analogous deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Continuing Employee or Discretionary Hire Employee (and his or her eligible dependents) will be eligible to participate from and after the date of transfer.
Section 9.03. No Third-Party Beneficiaries. Without limiting the generality of Section 13.09, no provision of this Article 9, express or implied, (a) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person (including, without limitation, any Continuing Employees, Discretionary Hire Employees and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns, (b) shall constitute an amendment of, or an undertaking to amend, any Company Plan or any employee benefit plan, program or arrangement maintained by Freeport, Buyer or any of their respective Affiliates, other than an undertaking to amend any employee benefit plan, program or arrangement maintained by Freeport, Buyer or any of their respective Affiliates to terminate the participation of the Company or its Subsidiaries in such plan or terminate the participation of any Continuing Employees, Discretionary Hire Employees and any dependent or beneficiary thereof in such plan in accordance with this Article 9, or (c) is intended to prevent Buyer or its Affiliates from amending or terminating any Company Plan in accordance with its terms.
Section 9.04. Freeport Plans. Freeport agrees to use its commercially reasonable efforts to amend any Freeport Plan, to the extent necessary, to cease benefit accruals or contributions for Continuing Employees and Discretionary Hire Employees no later than the Transfer Date, subject to the Subcontractor Agreement.
ARTICLE 10
CONDITIONS TO CLOSING
Section 10.01. Conditions to Obligations of Buyer and Freeport. The obligations of Buyer and Freeport to consummate the Closing are subject to the satisfaction of the following conditions:
(a)    there shall not be in force any Order or any Applicable Law enjoining or prohibiting the consummation of the transactions contemplated by this Agreement;
(b)    all Required PRC Approvals shall have been obtained;
(c)    the parties shall have received all consents, authorizations or approvals from the Governmental Authorities set forth in Section 10.01(c) of the Company Disclosure Schedule;
(d)    the right of first offer held by THL under the terms of the TFHL JVSA shall have expired and remain expired or been waived in writing by THL;
(e)    the Required Shareholder Approval shall have been obtained; and
(f)    the Required BMA Approval shall have been obtained.
Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    Freeport shall have performed in all material respects all of its obligations hereunder required to be performed by it prior to the Closing.

(b)    The representations and warranties of each of Freeport and Seller Guarantor contained in this Agreement (in each case, as such representation or warranty would be read if all qualifications and standards as to materiality, including each reference to the defined term “Material Adverse Effect”, were disregarded with respect thereto) shall be true at and as of immediately prior to the Closing on the Closing Date, as if made at and as of such time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true at and as of such earlier date) with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.
(c)    Buyer shall have received a certificate signed by an authorized officer of Freeport to the effect of the foregoing clauses (a) and (b).
Section 10.03. Conditions to Obligation of Freeport. The obligation of Freeport to consummate the Closing is subject to the satisfaction of the following further conditions:
(a)    Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it prior to the Closing.
(b)    The representations and warranties of each of Buyer and Buyer Guarantor contained in this Agreement shall be true in all material respects at and as of immediately prior to the Closing on the Closing Date, as if made at and as of such time (except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true in all material respects at and as of such earlier date).
(c)    Freeport shall have received a certificate signed by an authorized officer of Buyer to the effect of the foregoing clauses (a) and (b).
ARTICLE 11
SURVIVAL; INDEMNIFICATION
Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of 18 months following the Closing Date; provided that the representations and warranties set forth in (a) Sections 3.01, 3.02, 3.05, 3.06, 3.07, 3.19 and 3.23

(collectively, the “Freeport Fundamental Representations”) shall survive the Closing indefinitely or, if an agreement for indefinite survival would violate Applicable Law, until the latest date permitted by Applicable Law, (b) Sections 4.01, 4.02, 4.08 and 4.09 (collectively, the “Buyer Fundamental Representations”) shall survive the Closing indefinitely or, if an agreement for indefinite survival would violate Applicable Law, until the latest date permitted by Applicable Law, (c) Section 3.20 shall survive for a period of 36 months following the Closing and (d) Section 3.21 shall survive for a period of 48 months following the Closing. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive the Closing indefinitely or, if an agreement for indefinite survival would violate Applicable Law, until the latest date permitted by Applicable Law. Notwithstanding the foregoing, any breach or inaccuracy of a representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the foregoing if a Claim Notice regarding the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 11.02. Indemnification. (a) Effective at and after the Closing, Freeport hereby indemnifies Buyer, its Affiliates (including, following the Closing, the Company, but not including TFHL or any of its Subsidiaries, including TFM) and each of Buyer’s and such Affiliates’ respective directors, officers, shareholders, partners, members and employees, and each such Person’s heirs, successors and permitted assigns, each in their capacity as such (collectively, the “Buyer Indemnified Parties”), against and agrees to hold each of them harmless from, any and all damage, loss, fee, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses (including removal costs, remediation costs, closure costs, fines and expenses of investigation and monitoring, reasonable attorneys’ fees and expenses in connection with any Proceeding (including, for this purpose, by or before a Taxing Authority), whether involving a Third Party Claim or a claim solely between the parties hereto, and reasonable out of pocket disbursements) (collectively, “Damages”) imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of Third Party Claims, Direct Claims or otherwise, arising out of or related to any (i) breach of any representation or warranty of Freeport or Seller Guarantor in this Agreement (each such misrepresentation or breach of a representation or warranty a “Freeport Warranty Breach”), (ii) breach of covenant or agreement made or to be performed by Freeport pursuant to this Agreement, (iii) (A) all Taxes of Seller

Guarantor and any of its Subsidiaries (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to Applicable Law, which Taxes relate to an event or transaction occurring before the Closing, or (B) Taxes for which Freeport is responsible pursuant to Section 8.02, or (iv) Specified Matters; provided that (A) with respect to indemnification by Freeport for Freeport Warranty Breaches (other than breaches of Freeport Fundamental Representations) and Specified Matters pursuant to this Section 11.02(a), (1) Freeport shall not be liable with respect to any individual claim unless the Damages with respect to the underlying Freeport Warranty Breach (or series of related Freeport Warranty Breaches) or Specified Matter exceeds $150,000, (2) Freeport shall not be liable unless the aggregate amount of Damages with respect to such Freeport Warranty Breaches and Specified Matters, disregarding any Damages for which Freeport is not liable pursuant to clause (A)(1) of this proviso, exceeds $33,125,000 and then only to the extent of such excess and (3) Freeport’s maximum aggregate liability for all such Freeport Warranty Breaches and Specified Matters shall not exceed an amount equal to $331,250,000 and (B) Freeport’s maximum aggregate liability for all indemnification obligations under this Agreement shall not exceed the amount of the Purchase Price actually paid or caused to be paid by Buyer as of the date that the applicable claim becomes payable in accordance with this Article 11 (except in the case of fraud, willful misconduct or intentional misrepresentation). For the purposes of this Section 11.02(a), any qualifications or standards relating to materiality, Material Adverse Effect or similar qualifications or standards contained in any representation or warranty in this Agreement (other than with respect to the representations and warranties set forth in Section 3.08, Section 3.09, Section 3.10, Section 3.12(a), the first sentence of Section 3.17(a), Section 3.20(a) and Section 3.21(a)) shall be disregarded for purposes of determining whether such representation or warranty was breached and, for the avoidance of doubt, the amount of Damages with respect to such breach.
(b)    Effective at and after the Closing, Buyer hereby indemnifies Freeport, its Affiliates and each of Freeport’s and its Affiliates’ respective directors, officers, shareholders, partners, members and employees, and each such Person’s heirs, successors and permitted assigns, each in their capacity as such against and agrees to hold each of them harmless from, any and all Damages imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties, whether in respect of Third Party Claims, Direct Claims, or otherwise, arising out of or in connection with any (i) breach of any representation or warranty of Buyer or Buyer Guarantor in this Agreement (each such misrepresentation or breach of a representation or warranty a “Buyer Warranty Breach”), (ii) breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or (iii) Taxes for which Buyer is responsible pursuant to Section 8.02; provided that (A) with respect to indemnification by Buyer for Buyer Warranty Breaches (other than breaches of Buyer Fundamental

Representations) pursuant to this Section 11.02(b), (1) Buyer shall not be liable with respect to any individual claim unless the Damages with respect to the underlying Buyer Warranty Breach (or series of related Buyer Warranty Breaches) exceeds $150,000, (2) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Buyer Warranty Breaches, disregarding any Damages for which Buyer is not liable pursuant to clause (A)(1) of this proviso, exceeds $33,125,000 and then only to the extent of such excess and (3) Buyer’s maximum liability for all such Buyer Warranty Breaches shall not exceed an amount equal to $331,250,000 and (B) Buyer’s maximum aggregate liability for all indemnification obligations under this Agreement shall not exceed the amount of the Purchase Price actually paid or caused to be paid by Buyer as of the date that the applicable claim becomes payable in accordance with this Article 11 (except in the case of fraud, willful misconduct or intentional misrepresentation). For the purposes of this Section 11.02(b), any qualifications or standards relating to materiality, Material Adverse Effect or similar qualifications or standards contained in any representation or warranty in this Agreement shall be disregarded for purposes of determining whether such representation or warranty was breached and, for the avoidance of doubt, the amount of Damages with respect to such breach.
Section 11.03. Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing (a “Claim Notice”) to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. The Claim Notice shall set forth in reasonable detail such Third Party Claim, the basis for indemnification and the amount claimed (taking into account the information then available to the Indemnified Party and which amount shall not be conclusive of the final amount of the Third Party Claim). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party or the defense available to the Indemnifying Party with respect to such Third Party Claim.
(b)    The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim; it being understood that by assuming the defense of a Third Party Claim the Indemnifying Party shall acknowledge, based on the facts and circumstances then available and known and the matters alleged, that it has an indemnity obligation with respect to such Third Party Claim.

(c)    In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its own choice at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party’s participation in any such defense shall be at its expense except to the extent that (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential conflict of interest, or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 11.03(e).
(d)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of an Order that would restrict or adversely affect the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (iv) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.
(e)    If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that, subject to the other provisions of this Article 11, the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. If the Indemnified Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party

(which shall not be unreasonably withheld) settle, compromise or offer to settle or compromise any Third Party Claim.
(f)    Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Damages to the extent provided in Section 11.02.
(g)    The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and commercially reasonable efforts to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 11.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to promptly deliver a Claim Notice to the Indemnifying Party. Such Claim Notice shall set forth in reasonable detail such claim, the basis for indemnification and the amount claimed (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party or the defenses available to the Indemnifying Party with respect to such claim. The parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.06.
Section 11.05. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under Section 11.02. If, with respect to any indemnifiable Damages, the Indemnified Party receives any amounts from a third party (including under applicable insurance policies) subsequent to an indemnification payment by the Indemnifying Party with respect to such Damages, then such Indemnified Party shall, to the extent that the amounts received by the Indemnified Party are duplicative of Damages paid by an Indemnifying Party to the Indemnified Party in relation to the applicable indemnification claim, promptly reimburse the Indemnifying Party for such payment up to a maximum of the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b)    The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that (A) the Indemnified Party had otherwise been compensated for such matter pursuant to the Purchase Price adjustment under Section 2.04 or (B) there is included in the Financial Statements a specific liability or reserve relating to such matter or (ii) consequential, special, indirect or punitive Damages (except for punitive Damages awarded against an Indemnified Party in a Third Party Claim) or Damages for lost profits.
(d)    Each Indemnified Party shall act in good faith and a commercially reasonable manner to mitigate Damages they may pay, incur, suffer or sustain hereunder for which indemnification is available hereunder.
Section 11.06. Environmental Procedures. Freeport shall not be liable under this Agreement for, and none of Buyer or the other Buyer Indemnified Parties shall be indemnified for, any Damages relating to (x) Environmental Matters or (y) Specified Matters to the extent arising under or relating to Environmental Laws or Hazardous Substances, in the case of each of (x) and (y) to the extent such Damages: (i) arise out of any sampling, testing or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, or any disclosure, report or communication relating to any Environmental Matter to any Governmental Authority or other third party, unless such sampling, testing, investigation, disclosure, report or communication is (A) required by Applicable Law, (B) necessary to respond to any Third Party Claim against any of Buyer or its Affiliates or (C) otherwise necessary for, and consistent with, the ordinary course of the operation of the Business and not for the purpose of seeking indemnification pursuant to this Article 11; or (ii) exceed those Damages that must be incurred to satisfy, in a reasonably cost-effective manner, the minimum requirements of a Governmental Authority pursuant to applicable Environmental Law using acceptable risk-based approaches, engineering, use or institutional controls or deed or other restrictions acceptable for similar assets, provided that such risk based approaches, engineering control, or deeds or other restrictions do not unreasonably interfere with the current operation of the Business or, to the extent substantially similar to the current operation of the Business, the future operation of the Business.
Section 11.07. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such

Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation, future business prospects or existing business.
Section 11.08. Exclusivity. Except as specifically set forth in this Agreement and except in the case of fraud, willful misconduct or intentional misrepresentation with respect to the representations and warranties in this Agreement, effective as of the Closing, Buyer, on behalf of itself and its Affiliates, waives any rights and claims Buyer or its Affiliates may have against Freeport or its Affiliates, whether in law or in equity, relating to the Company or its Subsidiaries, the Subject Shares or the transactions contemplated hereby, including claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. Except as specifically set forth in this Agreement and except in the case of fraud, willful misconduct or intentional misrepresentation with respect to the representations and warranties in this Agreement, after the Closing, Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby, other than with respect to claims for equitable relief pursuant to Section 13.16.
Section 11.09. Adjustment to the Purchase Price. Any amount paid by Freeport or Buyer under this Article 11 will be treated as an adjustment to the Purchase Price.
ARTICLE 12
TERMINATION
Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of Freeport and Buyer;
(b)    by either Freeport or Buyer if the Closing shall not have been consummated on or before the 9-month anniversary of the date hereof (the

“End Date”); provided that that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any representation or warranty, or failure to perform any covenant or obligation, under this Agreement shall have been the cause of the failure of the Closing to occur prior to such date;
(c)    by either Freeport or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final Order or Applicable Law permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Transaction Agreements, including any nonappealable final Order or Applicable Law in respect of any Required PRC Approval;
(d)    by Freeport if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer or Buyer Guarantor set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 10.01 or Section 10.03 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Buyer or Buyer Guarantor, as applicable, by the earlier of (A) within twenty days after the giving of written notice by Freeport of such breach or failure and (B) the End Date; provided, that at the time of such termination, Freeport shall not be in material breach of its obligations under this Agreement;
(e)    by Buyer if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Freeport or Seller Guarantor set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Freeport or Seller Guarantor, as applicable, by the earlier of (A) within twenty days after the giving of written notice by Buyer of such breach or failure and (B) the End Date; provided, that at the time of such termination, Buyer shall not be in material breach of its obligations under this Agreement;
(f)    by Freeport or Buyer any time following receipt by Freeport or one of its Affiliates of a notice of acceptance from THL in accordance with Section 9.1 of the TFHL JVSA;
(g)    by either party if the Required Shareholder Approval shall not have been obtained by a Shareholders’ Resolution at a meeting of Buyer Guarantor’s shareholders held in accordance with Section 7.03(g); or

(h)    by Freeport if the Letter of Credit shall not have been delivered in accordance with Section 7.05(a) by 5:00 p.m., New York City time, on May 10, 2016.
The party desiring to terminate this Agreement pursuant to Section 12.01(b), 12.01(c), 12.01(d), 12.01(e), 12.01(f), 12.01(g) or 12.01(h) shall do so by giving notice of such termination to the other parties.
Section 12.02. Effect of Termination.
(a)    Except as otherwise set forth in this Section 12.02, if this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that nothing in this Section 12.02 shall relieve any party from liability for (i) fraud, willful misconduct or intentional misrepresentation, or intentional breach of covenant or agreement made or to be performed pursuant to this Agreement, including the willful or intentional failure of either party to fulfill a condition to the performance of the obligations of the other party, in each case that arose prior to such termination or (ii) breach of Section 7.03(j) (and in each case, in the event of any claim against Buyer, without prejudice to Freeport’s ability to seek any and all such Damages directly from Buyer, Freeport shall be permitted to obtain all or any portion of any Damages incurred or suffered by Freeport as a result of such a failure or breach by, subject to Section 7.05(b), drawing on the Letter of Credit). The provisions of this Section 12.02 and Sections 6.01, 7.03(j), 7.05, 13.01, 13.02, 13.03, 13.05, 13.06, 13.07, 13.08, 13.09(b), 13.11, 13.13, 13.14, 13.15 and 13.16 shall survive any termination hereof pursuant to Section 12.01.
(b)    If this Agreement is terminated pursuant to (i) Section 12.01(b), Section 12.01(c) (solely in respect of any Order with respect to the Required PRC Approvals) or Section 12.01(d) (due to Buyer’s breach of Section 7.01, which results in the condition set forth in Section 10.01(b) being incapable of being satisfied) and, at the time of such termination, all of the conditions set forth in (A) Section 10.01 (other than (x) the condition set forth in Section 10.01(a) solely in respect of any Required PRC Approval, (y) the condition set forth in Section 10.01(b) or (z) the condition set forth in Section 10.01(e)) and (B) Section 10.02 have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination) or waived or (ii) Section 12.01(g), then, in either case, Buyer shall pay to Freeport an amount equal to $132,500,000

(the “Buyer Termination Fee”) within five Business Days after such termination by wire transfer of immediately available funds.
(c)    If this Agreement is terminated pursuant to Section 12.01(f) and, at the time of any such termination, all of the conditions set forth in (A) Section 10.01 and (B) Section 10.03 have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination) or waived, then Freeport shall pay to Buyer an amount equal to $20,000,000 (the “Seller Termination Fee”) within five Business Days after such termination by wire transfer of immediately available funds.
(d)    Freeport and Buyer each acknowledges that (i) the agreements contained in this Section 12.02 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Freeport and Buyer would not have entered into this Agreement. Accordingly, if Buyer fails to pay the Buyer Termination Fee or Freeport fails to pay the Seller Termination Fee, in each case, when due and in accordance with the requirements of this Section 12.02, Buyer or Freeport, as applicable, shall also pay any costs and expenses incurred or accrued by the other party and such other party’s Affiliates in connection with the collection under, and enforcement of, this Section 12.02 (including by legal action), together with interest on the amount of such unpaid Buyer Termination Fee or Seller Termination Fee, as applicable, costs and expenses, at a rate per annum equal to 8% from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.
(e)    Notwithstanding anything to the contrary in this Agreement, if Freeport is entitled to and receives payment of the Buyer Termination Fee pursuant to Section 12.02(b), such payment shall be the sole and exclusive remedy of Freeport, the Company and their respective Affiliates against Buyer and its Affiliates or any of their respective stockholders, partners, members or representatives for any and all Damages that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Buyer Termination Fee in accordance with this Section 12.02, none of Buyer or any of its Affiliates or any of their respective officers, directors, stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of any of the Transaction Agreements or the transactions contemplated thereby, other than, for the avoidance of doubt, obligations under the Confidentiality Agreement.

(f)    Notwithstanding anything to the contrary in this Agreement, if Buyer is entitled to and receives payment of the Seller Termination Fee pursuant to Section 12.02(c), such payment shall be the sole and exclusive remedy of Buyer and its Affiliates against Freeport and its Affiliates or any of their respective stockholders, partners, members or representatives for any and all Damages that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Seller Termination Fee in accordance with this Section 12.02, none of Freeport or any of its Affiliates or any of their respective officers, directors, stockholders, partners, members or representatives shall have any further liability or obligation relating to or arising out of any of the Transaction Agreements or the transactions contemplated thereby, other than, for the avoidance of doubt, obligations under the Confidentiality Agreement.
ARTICLE 13
MISCELLANEOUS
Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such electronic mail is requested and received) and shall be given, if to Buyer or Buyer Guarantor, to:
CMOC Limited
c/o CMOC Mining USA Ltd.
2122 E. Highland Ave., Suite 335
Phoenix, Arizona 85016
Attention: Kalidas Madhavpeddi
Facsimile No.: 602-889-6408
E-mail: kalidas@cmocusa.com

with a copy to:
Osler, Hoskin & Harcourt LLP
620 8th Avenue, 36th Floor
New York, New York 10018
Attention: Marc Kushner
Facsimile No.: (212) 867-5802
E-mail: mkushner@osler.com

if to Freeport or Seller Guarantor, to:
c/o Freeport-McMoRan Inc.
333 North Central Avenue
Phoenix, Arizona 85004
Attention: Dan Kravets, Director, Business Development &
Growth
Facsimile No.: (602) 453-1634
E-mail: Dan_Kravets@fmi.com
with copies to:
Freeport-McMoRan Inc.
333 North Central Avenue
Phoenix, Arizona 85004
Attention: General Counsel
and
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Marc O. Williams
Facsimile No.: (212) 701-5800
E-mail: marc.williams@davispolk.com
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 11.08, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Any filing fees with respect to filings required under any Antitrust Law shall be borne equally between Buyer and Freeport.
Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, that Buyer may assign and/or delegate all or any portion of its rights or obligations under this Agreement to Buyer Guarantor or to one or more of its Subsidiaries prior to the Closing Date without the consent of Freeport, but no such assignment or delegation shall relieve Buyer of any of its obligations hereunder.
Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
Section 13.06. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 (or, in the case of Buyer, Section 13.07) shall be deemed effective service of process on such party.
Section 13.07. AGENT FOR SERVICE. EACH OF BUYER AND BUYER GUARANTOR HEREBY IRREVOCABLY DESIGNATES CMOC

MINING USA LTD. (THE “PROCESS AGENT”), WITH AN OFFICE AT 2122 E. HIGHLAND AVE., SUITE 335, PHOENIX, ARIZONA 85016 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.01 OF THIS AGREEMENT. EACH OF BUYER AND BUYER GUARANTOR SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT BUYER AND BUYER GUARANTOR WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN THE UNITED STATES. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.09. Counterparts; Effectiveness; Third Party Beneficiaries.
(a)    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
(b)    No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 13.10. Entire Agreement. The Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.
Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, (a) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party, and (b) such determination shall not affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.12. Disclosure Schedules. Freeport has set forth information on the Company Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Company Disclosure Schedule need not be set forth in any other section so long as its relevance to such other section of the Company Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (a) the Company Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Buyer and (b) the disclosure by Freeport of any matter in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgment by Freeport that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
Section 13.13. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
Section 13.14. Seller Guarantor. Seller Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees to Buyer (i) the full, complete and timely payment, subject to the terms and conditions hereof, by Freeport of each and every payment obligation of Freeport, without any set off, restriction, condition or deduction for or on account of any counterclaim; and (ii) the due and punctual performance and observance by Freeport of all of Freeport’s obligations, commitments and undertakings hereunder. If Freeport shall default for any reason whatsoever on any such payment or performance obligations, then Seller Guarantor shall unconditionally perform or cause to be performed and satisfy or cause to be satisfied the performance or payment obligations immediately upon notice from Buyer specifying the default so that the same benefits shall be conferred on Buyer as would have been received if such performance or payment obligations had been duly performed and satisfied by Freeport. Buyer shall not be required to initiate legal proceedings against Freeport or any other Person prior to or contemporaneously with proceeding against Seller Guarantor. Subject to the terms and conditions hereof, Seller Guarantor waives (1) any and all legal and equitable defenses available to a guarantor (other than payment in full by Freeport) and (2) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance. The guarantee set forth in this Section 13.14 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and performance obligations of Freeport hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Freeport or any change in the status, control or ownership of Freeport. The guarantee set forth in this Section 13.14 is a primary guarantee of payment and not just of collection.
Section 13.15. Buyer Guarantor. Buyer Guarantor hereby absolutely, unconditionally and irrevocably guarantee to Freeport (i) the full, complete and timely payment, subject to the terms and conditions hereof, by Buyer of each and every payment obligation of Buyer, without any set off, restriction, condition or deduction for or on account of any counterclaim; and (ii) the due and punctual performance and observance by Buyer of all of Buyer’s obligations, commitments and undertakings hereunder. If Buyer shall default for any reason whatsoever on any such payment or performance obligations, then Buyer Guarantor shall unconditionally perform or cause to be performed and satisfy or cause to be satisfied the performance or payment obligations immediately upon notice from Freeport specifying the default so that the same benefits shall be conferred on Freeport as would have been received if such performance or payment obligations had been duly performed and satisfied by Buyer. Freeport shall not be required to initiate legal proceedings against Buyer or any other Person prior to or contemporaneously with proceeding against Buyer Guarantor. Subject to the terms and conditions hereof, Buyer Guarantor waives (i) any and all legal and equitable defenses available to a guarantor (other than payment in full by Buyer) and (ii) promptness, diligence, presentment, demand of payment, protest, order and any notices hereunder, including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance. The guarantee set forth in this Section 13.15 shall be deemed a continuing guarantee and shall remain in full force and effect until the satisfaction in full of all payment and performance obligations of Buyer hereunder, notwithstanding the winding-up, liquidation, dissolution, merger or other incapacity or other restructuring of Buyer or any change in the status, control or ownership of Buyer. The guarantee set forth in this Section 13.15 is a primary guarantee of payment and not just of collection.
Section 13.16. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy, and not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CMOC LIMITED
By:	/s/ Li Chaochun
	Name:	Li Chaochun
	Title:	Director

CHINA MOLYBDENUM CO., LTD.
By:	/s/ Li Chaochun
	Name:	Li Chaochun
	Title:	Chairman

FREEPORT-MCMORAN INC.
By:	/s/ Kathleen L. Quirk
	Name:	Kathleen L. Quirk
	Title:	EVP, CFO & Treasurer

PHELPS DODGE KATANGA CORPORATION
By:	/s/ Dan P. Kravets
	Name:	Dan P. Kravets
	Title:	Vice-President

[Signature Page to Stock Purchase Agreement]